EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NORTH AMERICAN SENIOR CARE, INC.,
NASC ACQUISITION CORP.,
BEVERLY ENTERPRISES, INC.
and
SBEV PROPERTY HOLDINGS LLC (solely for purposes of Article 9)
Dated as of
August 16, 2005

i

ii

EXHIBIT A	Merger Sub Certificate of Incorporation and By-laws
EXHIBIT B	Form of Letter of Credit

iii

     AGREEMENT AND PLAN OF MERGER, dated as of August 16, 2005, by and among North American Senior Care, Inc., a Delaware corporation (“Parent”), NASC Acquisition Corp., a Delaware corporation and a wholly-owned direct Subsidiary of Parent (“Merger Sub”), Beverly Enterprises, Inc., a Delaware corporation (the “Company”) and, solely for purposes of Article 9 hereof, SBEV Property Holdings LLC, a Delaware limited liability company (“SBEV”).
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and Plan of Merger, including the exhibits and disclosure schedules attached hereto (the “Agreement”) and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
     WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of, and consistent with, their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub; and
     WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:
Article 1
Defined Terms and Interpretation
     Section 1.1 Certain Definitions. For purposes of this Agreement, the term:
          “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

          “Ancillary Health Care Business” shall mean those entities engaged in the provision of products or services to the Health Care Facilities or residents or patients residing in the Health Care Facilities or to unrelated Third Party health care providers and their residents or patients or directly to their own residents or patients (such as therapy, hospice, home health care, durable medical equipment, pharmacy, imaging and respiratory services), and includes the Company Subsidiaries owning or operating each Ancillary Health Care Business.
          “Benefit Plan” shall mean any employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, paid time off, long term care, executive or other employee allowance program, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA.
          “Blue Sky Laws” shall mean state securities or “blue sky” laws.
          “Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.
          “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
          “Company Benefit Plan” shall mean any Benefit Plan for the benefit or welfare of any director, officer or employee of the Company or any Company Subsidiary.
          “Company Health Care Business” shall mean any of the Company Health Care Facilities or any Ancillary Health Care Business operated by the Company or any Company Subsidiary.
          “Company Health Care Facility” shall mean any skilled nursing home facility or assisted living facility of the Company or any Company Subsidiary.

          “Company Health Care Permits” shall mean all permits, licenses, approvals, registrations, qualifications, certifications, consents, certificates of need and other authorizations of every nature whatsoever required by, or issued by, any Health Care Governmental Entity, but excluding any Provider Agreements, participation agreements or other contractual or health plan obligations arising under or related to any Company Health Care Program.
          “Company Health Care Program” shall mean any Third Party health care payment program in which the Company or any Company Subsidiary participates with regard to any of their Company Health Care Facilities or other Company Health Care Businesses, including, without limitation, any program, plan, insurance or assistance program (e.g., the Medicare, Medicaid, TRICARE programs, the Veterans Administration or any private insurance, health maintenance organizations, or preferred provider organizations).
          “Company Material Adverse Effect” shall mean any change, circumstance, event or effect that is materially adverse to (i) the business, properties, assets, results of operations, or financial condition of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations pursuant to this Agreement, other than any of the following or any change, circumstance, event or effect resulting from any of the following: (a) the execution, delivery or public announcement of this Agreement or the transactions provided for herein or any actions required to be taken hereunder or otherwise taken with the consent of Parent, (b) any change in federal or state health care program reimbursement law, regulations, policies or procedures, or interpretations thereof applicable or potentially applicable to the services rendered by the Company or any of the Company Subsidiaries, (c) changes generally affecting the industries in which the Company or the Company Subsidiaries operate, (d) changes in economic conditions in the United States, or in any region thereof, and (e) changes in Law or GAAP (or any interpretation thereof), unless, in the case of the foregoing clauses (b), (c) and (e), such changes would reasonably be expected to have a materially disproportionate impact on the business, properties, assets, results of operation or financial condition of the Company and the Company Subsidiaries taken as a whole relative to other major industry participants.
          “Company Permits” shall mean all Company Health Care Permits and all Other Company Permits.

          “Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including persons on disability or leave of absence, whether paid or unpaid).
          “Contract” shall mean any note, bond, mortgage, indenture, lease, license, occupancy agreement, management agreement, permit, concession, franchise, contract, agreement or other instrument or obligation, including without limitation, any Governmental Agreement and any Provider Agreement.
          “Environmental Laws” shall mean any applicable Law relating to the protection of the environment or to occupational health and safety.
          “Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.
          “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “GAAP” shall mean generally accepted accounting principles as applied in the United States.
          “Governmental Entity” shall mean any federal or state governmental, administrative, judicial or regulatory authority.
          “Group” shall have the meaning provided in Section 13(d) of the Exchange Act, except where the context otherwise requires.
          “Hazardous Materials” shall mean (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” under any applicable Environmental Law.
          “Health Care Governmental Entity” shall mean any Governmental Entity having jurisdiction over the certification, licensing, evaluation or operation of any of the Company Health Care Businesses.

          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Institutional Lender” shall mean any bank, investment bank or other financial institution providing loans or other financing in connection with the Merger pursuant to the Debt Commitment Letters.
          “Intellectual Property” shall mean, collectively, all (i) patents, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, (iii) copyrights and copyrightable works, (iv) computer software, and (v) trade secrets, and (vi) any applications or registrations relating to the foregoing.
          “Knowledge” shall mean, with respect to any specific matter, (i) in the case of the Company, the actual knowledge of the Persons listed on Section 1.1(a) of the Company Disclosure Schedule, including the knowledge they have or would have after making reasonable inquiry of the employee of the Company having principal responsibility for such matter, and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed on Schedule 1.1(b), including the knowledge they have or would have after making reasonable inquiry of the employee of the Parent Group having principal responsibility for such matter.
          “Law” shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation, or Order.
          “Legal Requirement” shall mean all applicable Laws, bylaws, restrictions, corporate integrity agreements and Orders (including, without limitation, all applicable building, fire, health code, occupational safety and health, zoning, subdivision and other land use, ADA, payment, certificate of need and health care licensing statutes, ordinances, bylaws, codes, rules, manuals and regulations), promulgated or issued by any Governmental Entity. Without limiting the generality of the foregoing, the term Legal Requirements includes all Company Health Care Permits issued or entered into by any Health Care Governmental Entity.
          “License” shall mean a license issued by a Health Care Governmental Entity to operate a facility or services of the Company or any Company Subsidiary.

          “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) other than liens incurred in connection with sale and leaseback transactions in the ordinary course of business.
          “Medicaid” shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.
          “Medicare” shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.
          “Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
          “NYSE” shall mean the New York Stock Exchange, Inc.
          “Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Entity.
          “Other Company Permits” shall mean all permits, licenses, franchises, certificates of occupancy, approvals, registrations, qualifications, variances, accreditations, certifications, consents and other authorizations of every nature whatsoever other than Company Health Care Permits, that are required by, or issued under, any Laws benefiting, relating to or affecting the Company’s business or the Company Properties, or the construction, development, expansion, maintenance, management, use or operation thereof, or the operation of any programs or services in conjunction with the Company’s business and all renewals, replacements and substitutions therefor, required or issued by any Governmental Entity.
          “Parent Expenses” shall mean all reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto) incurred by or on behalf of Parent in connection with or related to the transactions contemplated hereby, including, without limitation, expenses in connection with due diligence, and the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

          “Parent Group” shall mean, collectively, Parent, Merger Sub, the Provider Affiliates, and the Post-Transaction Operators, if any.
          “Permitted Encumbrances” shall mean any and all of the following, whether individually or collectively: (i) Permitted Liens (except, solely with respect to this definition, Section (ii) of the definition of “Permitted Liens” shall not apply), (ii) (A) standard and customary exceptions to title, (B) encumbrances of public record (except to the extent that any such encumbrance is not a Permitted Lien), utility easements, restrictive covenants and similar defects, imperfections or irregularities of title and (C) such state of facts as an accurate survey would show, in each case under (ii)(A) – (C) above, such as would generally be acceptable as encumbrances on collateral in the reasonable business judgment of banks, investment banks or other financial institutions that generally conduct business in a marketplace similar to that of an institutional lender similar to Wachovia Bank, National Association, CapitalSource Finance LLC and Credit Suisse First Boston, LLC, (iii) encumbrances created by Parent, or its affiliates, successors, or assigns (other than the Company and the Company Subsidiaries), and (iv) encumbrances imposed under this Agreement. In no event shall any mark-up of any title commitment provided to the Company by or on behalf of Parent be deemed to limit, expand, or otherwise modify the definition of “Permitted Encumbrances” or the interpretation thereof.
          “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.
          “Post-Transaction Operator” shall mean any Person who must obtain licenses, certifications, Company Health Care Permits, approvals, provider numbers and/or authorizations for the operation of any of the Company Health Care Businesses following the Effective Time, excluding Parent, Merger Sub and the Provider Affiliates.
          “Provider Affiliate” shall mean (i) any Affiliate of Parent or (ii) any Affiliate of any signatory to the Equity Commitment Letter that owns, operates or leases any health care facility.
          “Provider Agreements” shall mean those agreements or provisions of other agreements pursuant to which the Company or any Company Subsidiary obtains a provider or supplier number and is authorized to submit claims for payment for any of its Company Health

Care Businesses, including all participation, provider and supplier agreements, whether such Provider Agreement is express, in writing or as evidenced by tie-in notices or other evidence.
          “Reimbursement Source Obligations” shall mean (a) Medicaid, Medicare or Company Health Care Program overpayments, recoupments, denials of payment or any other financial obligations arising from any adjustments or reductions specific to the Company or Company Subsidiary in Medicaid, Medicare or Company Health Care Program reimbursement; or (b) all other monetary obligations or liabilities of any kind or nature whatsoever that have arisen or may arise in any manner from the Company or any Company Subsidiary’s participation in Company Health Care Programs.
          “SEC” shall mean the United States Securities and Exchange Commission.
          “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Significant” shall mean, when used with respect to any individual item or group of items, an item or group of items with an aggregate value to the Company of more than $10,000,000.
          “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
          “Superior Proposal” shall mean a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to fifty (50) percent) that is not subject to a financing contingency that results in conditionality less favorable to the Company than the conditions contained in Article 7 (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Parent in response to such Takeover Proposal) and that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, such Takeover

Proposal, the likelihood of obtaining necessary financing and the identity of the Person making such Takeover Proposal, and that, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Parent in response to such Takeover Proposal).
          “Surviving Corporation Benefit Plan” shall mean any Benefit Plan for the benefit or welfare of any Continuing Employee, whether maintained by Parent, the Surviving Corporation or any of their subsidiaries.
          “Takeover Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition of more than twenty (20) percent of the outstanding shares of capital stock or any other voting securities of the Company by any Third Party, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction, or a series of any such transactions, which would result in any Third Party acquiring assets of the Company and the Company Subsidiaries (including capital stock or other Equity Interests of Company Subsidiaries) representing twenty (20) percent or more of the consolidated assets, or the consolidated assets that generate twenty (20) percent or more of the consolidated revenues or earnings, of the Company and the Company Subsidiaries taken as a whole, (iii) any other transaction which would result in a Third Party acquiring assets of the Company and the Company Subsidiaries (including capital stock or other Equity Interests of Company Subsidiaries) representing twenty (20) percent or more of the consolidated assets, or the consolidated assets that generate twenty (20) percent or more of the consolidated revenues or earnings, of the Company and the Company Subsidiaries taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock or other Equity Interests of a Company Subsidiary or otherwise) or (iv) any combination of the foregoing.
          “Tax Returns” shall mean any report or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any amended report or return.
          “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including those on or measured by or referred to as income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added and provider taxes.
          “Third Party” shall mean any Person or Group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.
     Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“7 7/8% Notes”	Section 6.17.1
“7 7/8% Notes Indenture”	Section 6.17.1
“Agreement”	Recitals
“Alternative Structure”	Section 6.5.2
“Bankruptcy and Equity Exception”	Section 4.4.1
“BIF Deposit”	Section 6.18
“Business Interruption Fee”	Section 8.5.1(iv)
“Certificate of Merger”	Section 2.3
“Certificates”	Section 3.2.2
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Commitments”	Section 5.8
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 6.4.2
“Company Board”	Section 3.5.1
“Company By-Laws”	Section 4.2
“Company Certificate”	Section 4.2
“Company Common Stock”	Section 3.1.1
“Company Disclosure Schedule”	Article 4
“Company Financial Advisors”	Section 4.18
“Company Form 10-K”	Section 4.2

“Company Leased Health Care Facilities”	Section 4.17.1(c)
“Company Leased Properties”	Section 4.17.2
“Company Options”	Section 3.5.1(i)
“Company Other Leased Property”	Section 4.17.1(e)
“Company Other Owned Property”	Section 4.17.1(d)
“Company Owned But Not Operated Property”	Section 4.17.1(g)
“Company Owned Health Care Facilities”	Section 4.17.1(b)
“Company Owned Properties”	Section 4.17.2
“Company Preferred Stock”	Section 4.3.1
“Company Properties”	Section 4.17.1(a)
“Company Recommendation”	Section 4.18
“Company Representatives”	Section 6.3.1
“Company Restricted Stock”	Section 3.5.1(ii)
“Company Rights”	Section 3.1.1
“Company Rights Agreement”	Section 3.1.1
“Company SEC Filings”	Section 4.7.1
“Company Selected Contract”	Section 4.11
“Company Stockholders’ Meeting”	Section 6.2.3
“Company Subleased Property”	Section 4.17.1(h)
“Company Subsidiary”	Section 4.1
“Confidentiality Agreement”	Section 6.3.2
“Convertible Notes”	Section 6.17.2
“D&O Insurance”	Section 6.9.3
“Debt Commitment Letters”	Section 5.8
“Debt Satisfaction”	Section 6.16.3
“DGCL”	Recitals
“Director Deferred Unit”	Section 3.5.2(ii)
“Dissenting Shares”	Section 3.1.1
“Dissenting Stockholders”	Section 3.1.1
“Effective Time”	Section 2.3
“Employment Benefit Plan Extension Date”	Section 6.8.2
“Environmental Claims”	Section 4.13.2(iii)

“Equity Commitment Letter”	Section 5.8
“ERISA”	Section 4.10.2
“ERISA Affiliate”	Section 4.10.4
“Exchange Agent”	Section 3.2.1
“Exchange Fund”	Section 3.2.1
“Government Consents”	Section 6.5.2
“Governmental Agreements”	Section 4.21.6
“Indemnified Parties”	Section 6.9.2
“Initial BIF Deposit”	Section 6.18
“IRS”	Section 4.15.3
“Land Use Requirement”	Section 7.2.4(ii)
“Lease”	Section 4.17.4
“Leased Premises”	Section 4.17.4
“Letter of Credit”	Section 6.18
“Material Benefit Cost Increase”	Section 6.8.2
“Merger”	Recitals
“Merger Consideration”	Section 3.1.1
“Merger Sub”	Preamble
“Option Payments”	Section 3.5.1(i)
“OSHA”	Section 4.23
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 5
“Parent Representatives”	Section 6.3.1
“Performance Unit Award”	Section 3.5.2(i)
“Permitted Debt”	Section 4.20
“Permitted Liens”	Section 4.17.3
“PLGL”	Section 4.16.1(a)
“Property Restrictions”	Section 4.17.3
“Proxy Statement”	Section 6.2.1
“Purchase Options”	Section 6.16.4
“Purchaser Welfare Benefit Plan”	Section 6.8.4

“Return Event”	Section 6.18
“SBEV”	Preamble
“Solvency Opinion”	Section 6.13
“Stockholder Approval”	Section 4.4.1
“Subsequent BIF Deposit”	Section 6.18
“Subsequent Transactions”	Section 6.16.2
“Surviving Corporation”	Section 2.1
“Termination Date”	Section 8.1(b)(ii)
“Termination Fee”	Section 8.4.1
“Title Company”	Section 7.2.8
“Underlying Company Properties”	Section 6.16.4
“WARN”	Section 4.10.5(c)
     Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:
          (a) references to Sections, Subsections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;
          (b) references to any Person include references to such Person’s successors and permitted assigns;
          (c) words importing the singular include the plural and vice versa;
          (d) words importing one gender include the other gender;
          (e) references to the word “including” do not imply any limitation;
          (f) references to months are to calendar months;
          (g) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (h) references to “$” or “dollars” refer to U.S. dollars;

          (i) to the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representatives have made such information or document available (or delivered or provided such information or document) to any of Parent, Merger Sub, or any Parent Representatives; provided, that the making available of a document, unless otherwise provided herein, shall not itself be deemed disclosure on the Company Disclosure Schedule;
          (j) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and
          (k) references to the “Company’s business” or “the business of the Company” or similar phrases shall be deemed to include the Company Subsidiaries.
Article 2
The Merger
     Section 2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (i) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 at 10:00 a.m., New York City time, no later than the second Business Day following the satisfaction of the conditions set forth in Article 7 (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions, which by their terms, are not capable of being satisfied until the Closing) or (ii) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing shall occur is referred to herein as the “Closing Date”.

     Section 2.3 Effective Time. If all of the conditions to the Merger set forth in Article 7 have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article 8, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed in accordance with the DGCL and the terms of this Agreement on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified by the Parties as the Effective Time in the Certificate of Merger (the “Effective Time”).
     Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 2.5 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall, subject to Section 6.9 hereof, be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub, attached as Exhibit A hereto, except that the name of the Surviving Corporation shall at the Effective Time be changed to the name of the Company.
     Section 2.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time (and identified as Surviving Corporation Directors in Schedule 2.6) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, and such other persons as Parent may designate in writing prior to the Effective Time, shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and with respect to such officers, as otherwise provided in this Agreement.

Article 3
Conversion of Securities; Exchange of Certificates
     Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or its stockholders, the following shall occur.
          Section 3.1.1 Conversion Generally. Each share of common stock, par value $.10 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2 and any shares of Company Common Stock which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders” and such shares being “Dissenting Shares”), including the associated rights of the Company (the “Company Rights”) pursuant to the Rights Agreement, dated January 26, 2005, between the Company and The Bank of New York, as Rights Agent, as amended (the “Company Rights Agreement”), shall be converted, subject to Section 3.2.4, into the right to receive $12.80 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented such shares shall thereafter represent the right to receive the Merger Consideration therefor or the right, if any, to receive payment from the Surviving Corporation of the “fair value” of such shares of Company Common Stock as determined in accordance with Section 262 of the DGCL. Certificates previously representing shares of Company Common Stock (other than Dissenting Shares) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates in accordance with the provisions of Section 3.2.
          Section 3.1.2 Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
          Section 3.1.3 Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Corporation.
          Section 3.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.
     Section 3.2 Exchange of Certificates.
          Section 3.2.1 Exchange Agent. At the Closing, Parent shall deposit, or shall cause to be deposited (which, for these purposes, shall be deemed to include (i) the BIF Deposit and (ii) funds provided to the Company as part of Parent’s financing plan and/or real estate sales in each case to the extent that Parent requests the Company to deposit them), with The Bank of New York or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 3, through the Exchange Agent, cash in U.S. dollars in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by

Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Fund shall not be used for any other purpose.
          Section 3.2.2 Exchange Procedures. Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be subject to the consent of the Company prior to the Effective Time, such consent not to be unreasonably withheld) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares to the Exchange Agent on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 3.3.
          Section 3.2.3 Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.
          Section 3.2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.
          Section 3.2.5 No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.
          Section 3.2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon. If any certificate representing Company Options shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate representing Company Options to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed certificate representing Company Options, the Option Payment, without any interest thereon.

          Section 3.2.7 Withholding. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.
          Section 3.3 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of such Dissenting Stockholder’s shares of Company Common Stock, as provided in Section 262 of the DGCL, such shares of Company Common Stock shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 3.3) and shall entitle such Dissenting Stockholder only to payment of the fair value of such shares of Company Common Stock, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of a Dissenting Stockholder’s shares of Company Common Stock prior to the Effective Time. The Company shall give Parent notice thereof prior to the Effective Time and Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the shares of Company Common Stock held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive the Merger Consideration, without interest, upon surrender of the Certificates therefor, pursuant to Section 3.1.
          Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the Exchange) and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration.
     Section 3.5 Company Equity and Long-Term Incentive Awards.
          Section 3.5.1 Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) (the “Company Board”) shall adopt appropriate resolutions and take all other actions necessary and appropriate, including actions that the Company determines are necessary to ensure compliance with a reasonable good faith interpretation of Code Section 409A, to provide that, concurrent with the Effective Time:
               (i) each outstanding, unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) granted to a director or employee pursuant to the equity compensation plans set forth in Section 3.5.1 of the Company Disclosure Schedule (which Section also contains a list of all outstanding Company Options, their respective exercise prices, and their respective holders), whether or not then exercisable, conditioned or vested, shall fully vest and be deemed to be exercised and cancelled and each holder of a Company Option shall be entitled to receive at the Effective Time, in consideration of the deemed exercise and cancellation of such Company Option, a payment by the Surviving Corporation (or, at Parent’s option, Parent) in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld), in an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option (determined on the basis that such Company Option is fully vested and currently exercisable) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”); provided, that any holder of certificates representing Company Options shall be required to surrender such certificate prior to receipt of the Option Payments with respect to the Company Options represented thereby; and

   (ii) all shares of restricted stock (“Company Restricted Stock”) under the equity compensation plans of the Company as set forth in Section 3.5.1 of the Company Disclosure Schedule (which Section also contains a list of all shares of Company Restricted Stock and their respective holders), whether or not then vested, shall fully vest and each holder of Company Restricted Stock shall be entitled to, and shall be paid pursuant to Section 3.2, the Merger Consideration pursuant to Section 3.1.1 of this Agreement.
   (iii) at and after the Effective Time, each Company Option shall be cancelled and terminated and shall only entitle such holder to payment of the Option Payment as described in this Section 3.5.
          Section 3.5.2 Prior to the Effective Time, the Company Board (or the relevant committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, subject to obtaining waivers and releases deemed appropriate under the circumstances in the Company’s reasonable judgment, (i) prior to or concurrent with the Effective Time, each performance unit set forth in Section 3.5.2 of the Company Disclosure Schedule (a “Performance Unit Award”) shall be treated as fully vested, cancelled and terminated, and payable in the manner and amount set forth in that Section of the Company Disclosure Schedule, (ii) concurrent with the Effective Time, each director deferred unit set forth in Section 3.5.2 of the Company Disclosure Schedule (a “Director Deferred Unit”) shall be cancelled and terminated, and converted to a share of Company Common Stock, which share shall be converted into the right to receive the Merger Consideration in cash, and (iii) concurrent with the Effective Time, restricted stock unit awards that were deferred by directors (as set forth in Section 3.5.2 of the Company Disclosure Schedule) shall be treated as fully vested and converted to shares of Company Common Stock, which shares shall be converted into the right to receive the Merger Consideration in cash.
          Section 3.5.3 The provisions of this Section 3.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each holder of any Company Options, Company Restricted Stock or Performance Unit Awards, and their respective heirs, beneficiaries and representatives.

Article 4
Representations and Warranties of the Company
          Subject to such exceptions as are disclosed, in accordance with Section 9.12, in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “Significant,” “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, be reasonably expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary (“Company Subsidiary”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Section 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company Subsidiaries. The Company and each Company Subsidiary has the requisite power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such government approvals, the absence of which, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each Company Subsidiary, and all amendments thereto, as currently in effect.

     Section 4.2 Certificate of Incorporation and By-laws; Corporate Books. The copies of the Company’s Restated Certificate of Incorporation, as amended (the “Company Certificate”) and By-laws (the “Company By-laws”) that are filed as exhibits to the Company’s Form 10-K for the year ended December 31, 2004 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. True and complete copies of all minute books of the Company have been made available by the Company to Parent.
     Section 4.3 Capitalization; Subsidiaries.
          Section 4.3.1 The authorized capital stock of the Company consists of 325,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which 300,000 shares have been designated shares of Series A Junior Participating Preferred Stock. As of June 30, 2005, there were (a) 109,495,202 shares of Company Common Stock (other than treasury shares) issued and outstanding, (b) 8,283,316 shares of Company Common Stock held in the treasury of the Company, (c) 5,836,703 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (d) 1,231,078 shares of Company Common Stock issuable pursuant to Performance Unit Awards, (e) 15,432,080 shares of Company Common Stock issuable upon conversion of the Company’s Convertible Notes and (f) no shares of Company Preferred Stock issued and outstanding.
          Section 4.3.2 All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except for the shares of Company Common Stock issuable upon the conversion of the Convertible Notes and as set forth in Section 4.3.1, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Except as set forth in Section 4.3.1, there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in the Company. Except as set forth in Section 4.3.1, upon the conversion of the Convertible Notes or as would otherwise be permitted by this Agreement, since June 30, 2005, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company.
          Section 4.3.3 Each outstanding share of capital stock or other equity interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all claims, liens and encumbrances. Except as set forth in Section 4.3.1, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.
     Section 4.4 Authority.
          Section 4.4.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to adopt this Agreement and approve the transactions provided for herein (the “Stockholder Approval”). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

          Section 4.4.2 The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Company Board.
     Section 4.5 No Conflict; Required Filings and Consents.
          Section 4.5.1 The execution, delivery and performance by the Company of this Agreement does not (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Certificate or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and Company Permits described in Section 4.5.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.5.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate, in any material respect, any Law applicable to the Company or by which any Company Owned Health Care Facility, Company Leased Health Care Facility, Company Other Owned Property, Company Other Leased Property, or other material asset of the Company is bound or affected or (iii) require the Company to obtain any consent or approval under, result in any material breach of or any loss of any material benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any Company Property that constitutes a Company Owned Health Care Facility, Company Leased Health Care Facility, Company Other Owned Property, Company Other Leased Property, or other material asset of the Company pursuant to, any Company Selected Contracts having an aggregate value to the Company over $10,000,000.

          Section 4.5.2 The execution, delivery and performance of this Agreement by the Company does not require any consent, approval, authorization or Company Permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, any applicable Blue Sky Law, the rules and regulations of the NYSE, the HSR Act or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iii) under any Company Health Care Program or as required to transfer or continue operation under a Company Health Care Permit, (iv) with respect to matters other than those referred to in the previous clauses (i), (ii) and (iii), where failure to obtain such consents, approvals, authorizations or Company Permits, or to make such filings or notifications would not (a) prevent or materially delay the consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under the Agreement, (c) inhibit the ability to obtain Government Consents necessary for the continued operation consistent with past practice of any Company Health Care Program, any Company Health Care Facility or the transfer of any Company Health Care Permit, or (d) result in a material violation of any Legal Requirement.
     Section 4.6 Compliance with Laws. The Company and each Company Subsidiary holds all Other Company Permits necessary for the lawful conduct, in all material respects, of its business or ownership, use, occupancy and operation of the Company Owned Health Care Facilities, Company Leased Health Care Facilities, Company Other Owned Properties, Company Other Leased Properties and its other material assets. The Company and each Company Subsidiary is in compliance, in all material respects, with the terms of such Other Company Permits, except for such matters for which the Company or Company Subsidiary has received written notice from a Governmental Entity, which notice asserts a lack of compliance with a particular Other Company Permit (and, in the case of any such notice received prior to the date hereof, such item is disclosed in Section 4.6 of the Company Disclosure Schedule), but which permits the Company or Company Subsidiary to cure such non-compliance within a reasonable period of time following the issuance of such notice and which cure is being undertaken by the Company or Company Subsidiary, and such cure period has not expired and the cure is reasonably expected to be completed within such cure period and none of the businesses of the Company or any Company Subsidiary is being conducted in violation, in any material respect, of any Law (other than any such violations addressed in Section 4.21 hereof) applicable to the Company or such Company Subsidiary or by which any Company Owned Health Care Facility,

Company Leased Health Care Facility, Company Other Owned Property, Company Other Leased Property or other material asset of the Company or Company Subsidiary is bound, except where such violation is subject to a cure within a reasonable period of time by the Company or Company Subsidiary, which cure is being undertaken by the Company or Company Subsidiary and such cure period has not expired and the cure is reasonably expected to be completed within such cure period (and, in the case of any violation existing on the date hereof, such item is disclosed in Section 4.6 of the Company Disclosure Schedule).
     Section 4.7 SEC Filings; Financial Statements.
          Section 4.7.1 Company SEC Filings. The Company has timely filed all forms, reports and other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2003 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.
          Section 4.7.2 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect).

          Section 4.7.3 No Undisclosed Liabilities. None of the Company or any consolidated Company Subsidiary has any Significant liabilities or obligations, individually or in the aggregate, of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) which are recorded or reserved for in compliance with GAAP on the balance sheet included in either the Company’s Annual Report on Form 10-K as of December 31, 2004, with any amendment thereto, or the Company’s Quarterly Report on Form 10-Q as of June 30, 2005, (ii) that were incurred or determined after June 30, 2005 in the ordinary course of business, consistent with past practice and not in violation of any of the covenants of the Company set forth in this Agreement or (iii) that were incurred under this Agreement or in connection with the transactions contemplated hereby.
     Section 4.8 Proxy Statement and SEC Filings. Subject to the last sentence of this Section 4.8, the Proxy Statement and any other document filed or to be filed with the SEC in connection with the transactions contemplated hereby will, at the time such documents, correspondence or supplements thereto, are first mailed to holders of shares of Company Common Stock or filed with the SEC and, as supplemented by any other such documents, at the time of the Company Stockholders’ Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
     Section 4.9 Absence of Certain Changes or Events. Since December 31, 2004, there has not been any Company Material Adverse Effect.
     Section 4.10 Benefit Plans; Employees and Employment Practices.
          Section 4.10.1 Section 4.10.1 of the Company Disclosure Schedule contains a true, correct and complete list of each material Company Benefit Plan maintained or contributed to by the Company or any Company Subsidiary. The Company has made available to Parent or its agents or representatives copies of (i) each material Company Benefit Plan, (ii) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, and (iii) the summary plan description in effect on June 30, 2005 for each such Company Benefit Plan for which a summary plan description is required.

          Section 4.10.2 Except as provided in Section 4.10.2 of the Company Disclosure Schedule: (i) each Company Benefit Plan is in compliance, in all material respects, with any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the applicable provisions of the Code, and each Company Benefit Plan has been administered in compliance, in all material respects, with its terms; and (ii) the Company and each Company Subsidiary are in compliance, in all material respects, with the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the applicable provisions of the Health Insurance Portability and Accountability Act of 1996. With respect to each Company Benefit Plan: (i) all contributions and insurance premiums required as of the Effective Time have been or will be paid, and to the Knowledge of the Company, there have been no prohibited transactions (within the meaning of ERISA §406 or Code §4975) with respect to any Company Benefit Plan; (ii) to the Knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan; (iii) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened with respect to the administration or the investment of the assets of any Company Benefit Plan (other than routine claims for benefits); (iv) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company’s Knowledge, no fact or event has occurred since the date of such determination letter that could materially and adversely affect the qualified status of any such Company Benefit Plan; and (v) neither the Company nor any Company Subsidiary has been notified of any pending audit, investigation or review by any governmental or law enforcement agency, and to the Knowledge of the Company, no such audit, investigation or review has been proposed, with respect to any Company Benefit Plan.

          Section 4.10.3 Except as set forth in Section 4.10.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any current or projected material liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Company or any Company Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.
          Section 4.10.4 Except as provided in Section 4.10.4 of the Company Disclosure Schedule, neither the Company nor any trade or business that, together with the Company, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes to any Multiemployer Plan or any “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA. Except as provided in Section 4.10.4 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to contribute or pay any “withdrawal liability” to any Multiemployer Plan or can reasonably be expected to have any such obligation as a result of the Merger.
          Section 4.10.5 Except as provided in Section 4.10.5 of the Company Disclosure Schedule:
          (a) (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary is a party to any neutrality agreement with any labor organization, (iii) neither the Company nor any Company Subsidiary has joined other long-term care providers or any labor organization to form an alliance, (iv) to the Knowledge of the Company, there is no pending labor dispute, strike or significant work stoppage against the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect, (v) there is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect, and (vi) there is no pending arbitration proceeding arising under any collective bargaining agreement, except where such arbitration proceeding, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect;

          (b) The Company and the Company Subsidiaries are, and have, at all times during the last year, been in compliance in all material respects with all applicable Laws respecting immigration, employment and employment practices, and the terms and conditions of employment, including, without limitation, employment standards, equal employment opportunity, family and medical leave, wages, hours of work and occupational health and safety;
          (c) During the six (6) month period prior to the date of this Agreement, the Company or any Company Subsidiary has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary, (ii) a “mass layoff” as defined in WARN affecting any site of employment or facility of the Company or any Company Subsidiary, or (iii) a transaction or layoffs or employment terminations that triggered application of any similar applicable state or local law;
          (d) The Company or a Company Subsidiary has provided or will provide Parent with copies of (i) all applications and petitions for immigration employment and visa benefits submitted on behalf of current foreign national employees of the Company to the U.S. Department of Labor, U.S. Immigration and Naturalization Service, and U.S. Department of State and (ii) all government notices regarding adjudications of such applications and petitions that the Company has in its possession or that it can reasonably obtain;
          (e) The consummation of the transactions contemplated by this Agreement without the termination of any employee’s employment will not entitle any employee of the Company or any Company Subsidiary, whether under any individual agreement, Company Benefit Plan or other similar Company policy, to severance pay or accelerate the time of payment of compensation due to any employee of the Company or any Company Subsidiary;
          (f) Except as provided in Sections 4.10.5 or 6.1(l) of this Agreement and the Company Disclosure Schedule, and other than in the ordinary course of business, subsequent to December 31, 2004, there has been no material increase in the compensation payable or to become payable to any of the Continuing Employees, and there have been no payments or provisions for any material awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof).

          (g) Except for bonuses that may be due to employees of the Company or any Company Subsidiary for the current year, as set forth in Section 4.10.5 of the Company Disclosure Schedule hereto, all bonuses heretofore granted to employees of the Company or any Company Subsidiary have been paid in full to such employees or accrued on the balance sheets contained in the Financial Statements.
     Section 4.11 Contracts; Debt Instruments. Except as disclosed in Section 4.10.1, Section 4.11, Section 4.17.1(c), 4.17.1(e) and 4.17.1(h) or Section 4.21.6 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to or bound by any Contract which (i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or (ii) (a) involves aggregate expenditures in excess of $1,000,000 based on the stated term of the agreement (without giving effect to any renewal provision), (b) involves annual expenditures in excess of $1,000,000 and is not cancelable within one year, (c) which would prohibit or materially delay the consummation of the Merger or (d) contains covenants limiting the ability of the Company or any Company Subsidiary to engage in any line of business or compete with any Person or operate at any location or (iii) is a Contract of any of the following types:
          (a) Equipment Leases. Any agreement (or group of related agreements, including master lease agreements) for the lease of medical equipment, motor vehicles, computers and related devices, telecommunications equipment or other personal property to or from any Person providing for lease payments in excess of $50,000 per annum.
          (b) National and Blanket Vendor Agreements. Any agreement (or group of related agreements) for the purchase or sale of medical, pharmaceutical or health care products or services, food, supplies, maintenance or other products or services the performance of which extends over a period of more than one (1) year, is not terminable without cause with 180 days or less written notice, and involves consideration in excess of $1,000,000.

          (c) Joint Venture Agreements. Any agreement concerning a partnership, joint venture, limited liability company, corporation or other entity which is not a one hundred (100) percent owned Company Subsidiary, including stockholders, operating, joint venture and related management agreements.
          (d) Management Agreements. Any agreement pursuant to which the Company or any Company Subsidiary manages or operates a Company Health Care Facility not owned or leased by the Company or a Company Subsidiary, or pursuant to which an unrelated Third Party manages a Company Health Care Facility which is owned or leased by the Company.
          (e) Debt Agreements; Mortgages. Any agreement (or group of related agreements) under which the Company or any Company Subsidiary has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which there is granted an encumbrance on any of the assets of the Company or any Company Subsidiary, tangible or intangible.
          (f) Agreement for the Provision of Services by the Company. Any agreement (or group of related agreements) for the provision by the Company or Company Subsidiaries of health care services to other health care operators, such as therapy, staffing, billing, software, hospice and training services, which involves consideration in excess of $250,000.
          (g) Related Party Agreements. Any agreement between the Company or any Company Subsidiary on the one hand, and any of their directors, officers, executives, key employees or any Person affiliated with such individuals on the other.
          (h) Employment Agreements. Any employment, executive, management, consulting or severance agreement with any employee of the Company or any Company Subsidiary involving compensation of more than $25,000 per annum or which would require any severance, bonus or other compensation to be paid in connection with a change in control of the Company.
          (i) Union Agreements. Any collective bargaining or recognition agreement with any labor organization.
          (j) Acquisition Agreements. Any agreements that are (i) either (a) dated within two years of the date hereof or (b) contain any material obligations that remain to be performed by any party thereto and (ii) that relate to (a) the acquisition by the Company of the facilities, assets, real property, capital stock, business or leases of any Person, (b) the sale or divestiture of any Company Health Care Facility, real property, lease or business unit of the Company or any Company Subsidiary or the capital stock of any Company Subsidiary, or (c) any other sale of assets of the Company or any Company Subsidiary outside the ordinary course of business.
          (k) Settlement Agreements. Any settlement, stipulation, conciliation or similar agreement, consent order or administrative order under which material obligations remain to be performed by any party thereto.
          (l) Systems Agreements. Any license or maintenance agreements for computer software or hardware, telecommunications equipment or services or other technology infrastructure, other than with respect to off-the-shelf or shrink-wrap software that is material to the ongoing operation of the Company’s business.
          (m) Health Care Operations Agreements. Any Governmental Agreement and Provider Agreement or evidence thereof, such as a provider number, or any managed care agreements.
          (n) Lending/Guaranty Agreements. Any agreement under which the Company or any of the Company Subsidiaries has advanced or loaned any other Person or guaranteed obligations of any other Person, an amount individually or in the aggregate exceeding $10,000, including without limitation, advance deposits to vendors and that is either (i) dated within two years of the date hereof or (ii) contains any material obligations that remain to be performed by any party thereto.
          (o) License/Franchise Agreements. Any license, franchise or other agreement relating to the use of patents, trademarks, copyrights, logos, brand names, business formats, or other intellectual property under to which the Company or any Company Subsidiary is a party, other than with respect to off-the-shelf or shrink-wrap software, that is material to the ongoing operation of the Company’s business.

          (p) Agreements Relating to Securities. Any agreement with remaining obligations relating to the subscription for or issuance of, or repurchase or redemption of, or the registration or transfer of, shares of capital stock of the Company or any Company Subsidiary, or options, warrants or securities exercisable or convertible therefor.
          (q) Risk Management Agreements. Any claims management or administration agreement, stop-loss agreement, risk management agreement, insurance, reinsurance, bonding, consulting or brokerage agreement or commitments for the placement of insurance, or agreements relating to captive or self-insurance programs.
          (r) Special Contracts. All contracts, agreements, arrangements or other instruments relating to off-balance sheet arrangements, loss sharing or loss guarantee and contingent purchase transactions, special purpose entity transactions or other similar transactions of the Company or any Company Subsidiary, and all obligations assumed by the Company or any Company Subsidiary under interest rate or currency hedging or swap transactions or any other derivative transaction.
          (s) Tax Agreements. All tax sharing agreements, tax indemnity agreements or any other contract or agreement of a similar nature to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is otherwise bound other than any such agreements other than tax indemnities in agreements relating to the acquisition or disposition of assets described in Section 4.11(k) or in any loan agreement, indenture, credit agreement or similar agreement relating to the borrowing of money listed in the Company Disclosure Schedule.
          (t) Real Estate Leases. All Leases.
          (u) Other Material Agreements. Any other material agreement (or group of related agreements), regardless of the amount of consideration, pursuant to which the consequences of a default or termination would result in a Company Material Adverse Change.
          Each Contract of the type described in this Section 4.11 (except the Leases, which are addressed in Section 4.17.4 of this Agreement), whether or not set forth in Section 4.11 of the Company Disclosure Schedule, is referred to herein as a “Company Selected Contract.” Except as would not be Significant to the Company, individually or in the aggregate, the Company Selected Contracts are legal, valid and binding obligations of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a

Company Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity. Except as would not be Significant to the Company, individually or in the aggregate, the Company has not received written notice, and has no reason to believe, that any Company Selected Contracts are not legal, valid and binding obligations of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with their terms. Except as would not be Significant to the Company, individually or in the aggregate, neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is in material breach or violation of, or default under, any Company Selected Contract. Except as would not be Significant to the Company, individually or in the aggregate, none of the Company or any Company Subsidiary has received any claim of default under any Company Selected Contract. Except as would not be Significant to the Company, individually or in the aggregate, to the Company’s Knowledge, no event has occurred which would result in a material breach or violation of, or a material default under, any Company Selected Contract (in each case, with or without notice or lapse of time or both).
     Section 4.12 Litigation. Except as set forth in Section 4.12 of the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary and, to the Knowledge of the Company, there is no investigation by any Governmental Entity pending or threatened against the Company or any Company Subsidiary and none of the Company or any of the Company Subsidiaries is subject to any outstanding Order, in each case other than such suit, claim, action, proceeding, investigation or Order as would not result in the aggregate in a Significant liability to the Company or any Company Subsidiary. As of the date hereof, (i) there is no suit, claim, action, proceeding, arbitration or investigation pending or to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary which (a) would be reasonably expected to have a Company Material Adverse Effect or (b) seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or which seeks damages in connection therewith and (ii) no injunction has been entered or issued with respect to the transactions provided for herein.

     Section 4.13 Environmental Matters. Except as set forth in Section 4.13 of the Company Disclosure Schedule and except for matters, conditions and violations that, individually or in the aggregate, are not reasonably expected to result in costs, liabilities or damages Significant to either (a) the Company or (b) any Company Property:
          Section 4.13.1 General. The Company and each Company Subsidiary is in compliance in all material respects with Environmental Law. The Company and each Company Subsidiary possesses and is in compliance in all material respects with all Other Company Permits issued pursuant to Environmental Law that are required to conduct the Company Health Care Businesses of the Company and each Company Subsidiary as currently conducted. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law which could reasonably be expected to result in a Significant liability to the Company or any Company Subsidiary, except for any such claims or violations that have been resolved.
          Section 4.13.2 Environmental Conditions, Etc.
               (i) The Company has not generated, manufactured, refined, treated, stored, handled, disposed, produced, or processed any Hazardous Material at the Company Health Care Properties or at any other location, except in compliance in all material respects with all applicable Environmental Laws.
               (ii) No Lien has been imposed on the Company Health Care Facilities or any other Company Properties by any Governmental Entity in connection with the presence on Company Health Care Facilities of any Hazardous Materials or any violation of Environmental Laws.
               (iii) Except for any Environmental Claims that have been resolved, the Company has not (A) entered into or been subject to any consent decree, compliance order, remedial, clean-up or administrative order under any Environmental Laws with respect to the Company Health Care Facilities; (B) received written notice under the citizen suit provision of any Environmental Law in connection with the Company Health Care Facilities; (C) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim relating to the Company Health Care Facilities pursuant to any Environmental Laws; or (D) been subject to any governmental, private or citizen enforcement action with respect to the Company Health Care Facilities under any Environmental Laws; and the Company has no Knowledge that any of the above (collectively, “Environmental Claims”) are pending.
               (iv) The Company has provided, or otherwise made reasonably available, to Parent copies of (a) the Phase I Environmental Site Assessment reports prepared in June, July and August 2005 by EMG Corp. in connection with the transaction contemplated by this Agreement that are listed in Appendix A to Section 4.13 of the Company Disclosure Schedule and (b) any environmental reports, assessments or audits prepared during the three year period immediately preceding the date hereof to the extent in the possession of the Company or any Company Subsidiary.
               (v) The Company and each Company Subsidiary are in compliance in all material respects with all Environmental Laws relating to the safe and secure storage and disposal of medical waste materials, including without limitation, infectious waste and radioactive materials, disposition of pharmaceuticals, drugs and controlled substances, at each Company Health Care Facility and in connection with the Company Health Care Business.
     Section 4.14 Intellectual Property. Except for matters expressly set forth in Section 4.14 of the Company Disclosure Schedule, (i) the Company and each Company Subsidiary own or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) true and complete copies of all Selected Company Contracts whereby any rights in or to any Intellectual Property have been obtained from, granted to or licensed from or to any Third Party have been delivered to or made available for review by Parent, except to the extent that disclosure of such Selected Company Contracts is restricted by obligations of confidentiality, (iii) the execution, delivery and performance of this Agreement will not result in the loss or impairment of, or give rise to any right of any Third Party to terminate, the respective rights of the Company in any Intellectual Property licensed from a Third Party that is material to the business of the Company and the Company Subsidiaries, (iv) during the past two (2) years (or earlier, if not resolved) the Company has not received any written complaint, demand or notice alleging that the Company or any Company Subsidiary has infringed upon or misappropriated any Intellectual Property right of any Third Party, and (v) to the Company’s Knowledge, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary.
     Section 4.15 Taxes.
          Section 4.15.1 All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), except where the failure to so timely file such Tax Returns would not result in a Significant liability in the aggregate to the Company or any Company Subsidiary. All such Tax Returns are true, correct, and complete in all material respects.
          Section 4.15.2 All Significant Taxes of the Company and each Company Subsidiary due and payable have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s and the Company Subsidiaries’ financial statements. As of June 30, 2005, the accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities associated with temporary differences) of the Company and each Company Subsidiary established in the Company SEC Filings were complete and adequate to cover any material liabilities for Taxes that are not yet due and payable.
          Section 4.15.3 As of the date of this Agreement, no deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any taxing authority, and neither the Company nor any Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Significant Taxes. To the Knowledge of the Company, as of the date of this Agreement, none of the Tax Returns of the Company or any Company Subsidiary is currently being examined by the U.S. Internal Revenue Service (“IRS”) or relevant state, local or foreign taxing authorities. Neither the Company nor any Company Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code regarding the five (5) years immediately preceding the date of this Agreement.

          Section 4.15.4 The Company and each Company Subsidiary has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all Significant Taxes required to have been withheld, collected, paid or reported.
          Section 4.15.5 There are no liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Significant Taxes, except for liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s and the Company Subsidiaries’ financial statements.
          Section 4.15.6 Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.
          Section 4.15.7 Since January 1, 1998, neither the Company nor any Company Subsidiary has been a member of an “affiliated group” as defined in Section 1504(a) of the Code, except for the affiliated group of which the Company is the common parent.
          Section 4.15.8 At no time has the Company or any Company Subsidiary been a party to a “listed transaction,” as such term is defined in Section 6707A(c)(1) of the Code.
          Section 4.15.9 Neither the Company nor any Company Subsidiary has extended any Statute of Limitations for the assessment of any Taxes except as set forth on Section 4.15.9 of the Company Disclosure Schedule.
     Section 4.16 Insurance.
          Section 4.16.1 Section 4.16.1 of the Company Disclosure Schedule sets forth a listing (including type of coverage, policy limits, carrier and deductibles), and the Company has made available to Parent accurate and complete copies of:
          (a) all policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary or the Company Health Care Facilities or other assets of the Company is currently covered and all material insurance policies to which the Company or any Company Subsidiary was a party or under which the Company or any Company Subsidiary has been covered at any time since January 1,

2003, including without limitation, all Professional Liability/General Liability (“PLGL”), director and officer liability, building, fire, property, flood, motor vehicle, workmen’s compensation and employer liability insurance;
          (b) all pending applications by the Company or any Company Subsidiary for any such policies of insurance or renewals thereof; and
          (c) any stop-loss, claims management and claims administration agreements.
          Section 4.16.2 Section 4.16.2 of the Company Disclosure Schedule describes any material self-insurance, captive insurance or reserve arrangement established by the Company or any Company Subsidiary, including, without limitation, with respect to professional and general liability, and any reserves established thereunder.
          Section 4.16.3 Except as set forth in Section 4.16.3 of the Company Disclosure Schedule:
          (a) since January 1, 2003, neither the Company nor any Company Subsidiary has received (i) any written notice of cancellation that any Significant policy of insurance is no longer in full force or effect or that the issuer of any Significant policy of insurance is not willing or able to perform its obligations thereunder or (ii) any series of written notices of denial of coverage or reservation of rights that clearly demonstrates that a material insurer intends not to honor a Significant insurance coverage; and
          (b) since January 1, 2003, the Company and the Company Subsidiaries have paid all premiums due, and have otherwise performed all of their respective obligations, under each Significant policy of insurance to which it is a party or that provides Significant coverage with respect to the Company, any Company Subsidiary, the Company Health Care Facilities or other assets used by the Company or any Company Subsidiary; and
          (c) the Company and the Company Subsidiaries have regularly provided each insurer that has requested such, full loss listings and has provided additional claim specific notice when required by the terms of the applicable policy and Section 4.16.3(c) of the Company Disclosure Schedule sets forth a list of all material or open known claims that are reasonably expected to be covered under the policies listed under Section 4.16.1 of the Company Disclosure

Schedule and also including claims under the Company’s self insurance program for general and professional liability, auto liability, and workers’ compensation; and
          (d) to the Knowledge of the Company, and except as listed in Section 4.16.3(d) of the Company Disclosure Schedule, each Significant policy of insurance is legal, valid, binding, enforceable, and in full force and effect.
     Section 4.17 Real Estate.
          Section 4.17.1 The following lists of real property scheduled for this Agreement are as follows:
          (a) Section 4.17.1(a) of the Company Disclosure Schedule sets forth a comprehensive list of all real property owned, leased, licensed or occupied by the Company or the Company Subsidiaries (the “Company Properties”) and sets forth for each such property the following: (i) the facility number, (ii) the street address, town or city, and state jurisdiction in which such property is located, (iii) identification as a skilled nursing home facility, assisted living facility, office, hospice location, homecare location, or other use; (iv) identification of whether it is operated by the Company or a Company Subsidiary (v) identification as owned in fee, leased from Third Parties, or leased or subleased to a Third Party, (vi) the identification of the Company Subsidiary or Company Subsidiaries which own or lease each Company Property, (vii) identification of any minority interests, joint ventures, contracts of sale, options, management contracts or other agreements whereby the Company or the Company Subsidiaries do not have one hundred (100) percent ownership of the Company Property.
          (b) Section 4.17.1(b) of the Company Disclosure Schedule lists the Company Health Care Facilities that are owned and operated by the Company or a Company Subsidiary (the “Company Owned Health Care Facilities”) and sets forth for each such property the following: (i) the facility number or other identification of each Company Owned Health Care Facility, (ii) the real property tax or parcel identification number(s) associated with each Company Owned Health Care Facility, (iii) identification as a skilled nursing home facility or assisted living facility (iv) the number of beds for which the Company Owned Health Care Facility is licensed, and (v) the licensed name.

          (c) Section 4.17.1(c) of the Company Disclosure Schedule lists the Company Health Care Facilities that are leased and operated by the Company or a Company Subsidiary (the “Company Leased Health Care Facilities”) and sets forth for each such property the following: (i) the facility number or other identification of each Company Leased Health Care Facility, (ii) the real property tax or parcel identification number(s) associated with the Company Leased Health Care Facility, if any, (iii) identification as a skilled nursing home facility or assisted living facility, (iv) the number of beds for which the Company Leased Health Care Facility is licensed, and (v) the licensed name.
          (d) Section 4.17.1(d) of the Company Disclosure Schedule lists all other real property that is owned and operated by the Company or a Company Subsidiary (the “Company Other Owned Property”) and sets forth for each such property the following: (i) the facility number or other identification of each such property, and (ii) the type of use for each such property.
          (e) Section 4.17.1(e) of the Company Disclosure Schedule lists all other real property that is leased and operated by the Company or a Company Subsidiary (the “Company Other Leased Property”) and sets forth for each such property the following: (i) the facility number or other identification of each such property, and (ii) the type of use for each such property.
          (f) The Company and the Company Subsidiaries do not (i) manage on behalf of any Third Party any skilled nursing facility, assisted living facility or other business or (ii) own less than 100% of any Company Owned Property or 100% of the leasehold interest in any Company Leased Property. The Company or the relevant Company Subsidiary own (A) an 11% fee interest in Facility Number 2225 (as listed in Section 4.17.1(a) of the Company Disclosure Schedule) and (B) a 60% land trust interest in Facility Number 2588 (as listed in Section 4.17.1(a) of the Company Disclosure Schedule), each as reflected in Section 4.17.1(a) of the Company Disclosure Schedule.
          (g) Section 4.17.1(g) of the Company Disclosure Schedule lists all other real property that is owned, but not operated, by the Company or a Company Subsidiary (the “Company Owned But Not Operated Property”) and sets forth for each such property the following: (i) the facility number or other identification of each such property, (ii) to the Knowledge of the Company, the type of use for each such property, (iii) the name of the tenant for such property, (iv) the expiration of the current term of the lease with such tenant, and (v) the annual rent for such property.
          (h) Section 4.17.1(h) of the Company Disclosure Schedule lists all leased real property of the Company or a Company Subsidiary that is subleased to a Third Party (the “Company Subleased Property”) and sets forth for each such property the following: (i) the facility number or other identification of each such property, (ii) to the Knowledge of the Company, the type of use for each such property, and (iii) the name of the tenant for such property.
          Section 4.17.2 The Company Owned Healthcare Facilities, the Company Other Owned Properties and the Company Owned But Not Operated Properties are collectively referred to herein as the “Company Owned Properties.” The Company Leased Health Care Facilities, the Company Other Leased Properties, and the Company Subleased Properties are collectively referred to herein as the “Company Leased Properties.”
          Section 4.17.3 All Company Properties. The Company Properties include all material interests in real property necessary to conduct the business and operations of the Company and the Company Subsidiaries in a manner substantially consistent with past practice. The Company or the respective Company Subsidiary owns fee simple title to each of the Company Owned Properties and has a valid leasehold interest in each of the Company Leased Properties free and clear of any rights of way, easements, covenants, conditions, restrictions, other encumbrances, written agreements or reservations of an interest in title (collectively, “Property Restrictions”), and other Liens, except for the following (collectively, the “Permitted Liens”): (i) zoning regulations, building codes and other land use laws regulating the use or occupancy of any of the Company Properties or the activities conducted thereon provided same are not violated by the existing improvements on or use of such Company Properties, (ii) Property Restrictions disclosed on the Schedule B title exceptions to the 2005 title reports identified in Section 4.17.1 of the Company Disclosure Schedule that cover the Company Properties (in either case copies of which title exceptions, and the available underlying title documents in connection therewith, reports and surveys have been delivered or made available to

Parent), (iii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business; provided, that such Liens are either paid off, bonded or insured over by the Title Company on or before the Closing, (iv) Liens for Taxes that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; provided, that such Liens for contested Taxes are paid off, satisfied, removed from record or insured over by the Title Company on or before the Closing, (v) in the case of the Company Subleased Properties, the subleases identified in Section 4.17.1(h) of the Company Disclosure Schedule, (vi) in the case of the Company Owned But Not Operated Properties, the leases identified in Section 4.17.1(g) of the Company Disclosure Schedule, (vii) in the case of any Company Leased Property, any lien or encumbrance against the fee, and (viii) any current Liens for indebtedness for borrowed money related to the Company Owned Properties set forth in Section 4.17.1 of the Company Disclosure Schedule, provided, that such indebtedness for borrowed money is paid off and such Liens are satisfied, removed from record or insured over by the Title Company on or before the Closing; provided, further, that no Lien or Property Restriction shall be a Permitted Lien if it is reasonably expected to have a Company Material Adverse Effect. Except as identified in Section 4.17.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice nor has Knowledge to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar requirement of any Governmental Entity is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.
          Section 4.17.4 Company Leased Properties. The Company Leased Properties are leased or licensed to, or occupied by, the Company or a Company Subsidiary pursuant to written leases, subleases, licenses or occupancy agreements, true, correct and complete copies, including all amendments thereto, and all overleases in the case of the Company Subleased Properties, of which have been made available to Parent (each a “Lease” and collectively the “Leases”). Except as otherwise set forth in Section 4.17.4 of the Company Disclosure Schedule, with respect to each of the Leases for the Company Leased Health Care Facilities, and each of the material Leases for the Company Other Leased Properties and the Company Subleased Properties, (i) each such Lease is valid, binding, enforceable and in full force and effect except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors’ rights, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) to the Knowledge of the Company, the Company’s or the Company Subsidiary’s possession and quiet enjoyment of the leased premises under each such Lease (the “Leased Premises”) has not been disturbed and there are no disputes with respect to each such Lease; (iii) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Premises or any portion thereof, other than residency by the Company’s or any Company Subsidiaries’ respective patients or residents in such capacity only and in the ordinary course of business; (iv) neither the Company nor any Company Subsidiary has granted or entered into any so called “life care agreements” that are currently in effect; (v) neither the Company nor any Company Subsidiary has mortgaged, collaterally assigned or granted any other security interest in any Lease or any interest therein; (vi) all rent due and owing by the Company or any Company Subsidiary under each Lease has been paid in full; and (vii) neither the Company nor any Company Subsidiary has received any written notice to the effect that any such Lease will not be renewed at the termination of the term thereof or that any such Lease will be renewed only at a substantially higher rent. Section 4.17.4(viii) of the Company Disclosure Schedule sets forth the amount of each security deposit that was deposited with the relevant landlord under each material Lease and the status thereof.
          Section 4.17.5 Provisions Affecting all Company Properties. With respect to this Section 4.17.5, except as would not result in a Company Material Adverse Effect: (i) all structural, mechanical and other physical systems, including but not limited to heating, ventilating, air conditioning, plumbing, electrical, mechanical, parking, sewer and drainage systems at each Company Property are in working condition or are undergoing repair or renovation in the ordinary course of business; (ii) neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity or other entity having jurisdiction over any Company Property or any portion thereof describing the violation of any

Laws relating to Other Company Permits or any Property Restrictions or other Liens affecting any Company Property, which violation has not been resolved; (iii) the Company has obtained, or caused the Company Subsidiaries to obtain, all Other Company Permits necessary for the operation of the Company Properties, all of which are in full force and effect, and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity or other entity having jurisdiction over any Company Property or any portion thereof describing a violation of or threatening a suspension, revocation, modification or cancellation of any Other Company Permits; (iv) there are no pending, or to the Company’s Knowledge, threatened, condemnation, fire, health, safety, building, zoning, land use, assessment, or similar proceedings relating to the Company Property; (v) except for Permitted Liens, there are no parties other than the Company or a Company Subsidiary in possession of any Company Property and there are no sublease, concession, occupancy, license or similar arrangements affecting any Company Property (except for residency at any Company Property by current residents or patients in such capacity only and in the ordinary course of business); and (vi) no portion of the Company Property or any improvements or buildings thereon has suffered any material damage by fire, earthquake, flood or other casualty which has not heretofore been, or is not in the process of being, repaired and restored to operational use and in accordance with applicable Legal Requirements and the requirements of any Lease.
     Section 4.18 Board Approval. On or prior to the date of this Agreement, the Company Board has (i) received from each of Lehman Brothers, Inc., J.P. Morgan Securities, Inc. and CIBC World Markets Corp. (the “Company Financial Advisors”) its opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, (ii) determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interest of the Company and the holders of Company Common Stock, and (iii) adopted resolutions (a) approving this Agreement, (b) declaring this Agreement and the Merger advisable and (c) recommending to the holders of Company Common Stock that they vote in favor of adopting this Agreement in accordance with the terms hereof (the “Company Recommendation”). The Company Board has adopted the resolution contemplated by Section 1.3(ii)(z) of the Company Rights Agreement to

the effect that Parent, Merger Sub and their respective Affiliates and Associates shall not be, or be deemed to be, the “beneficial owners” of any Company Common Stock as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     Section 4.19 Brokers. No broker, finder, financial advisor, investment banker or other Person (other than the Company Financial Advisors, the fees and expenses of which will be paid by the Company) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
     Section 4.20 Indebtedness. Except for indebtedness for borrowed money set forth in Section 4.20 of the Company Disclosure Schedule (“Permitted Debt”), all indebtedness for borrowed money of the Company and the Company Subsidiaries, and Liens securing such indebtedness, may be prepaid, extinguished and released at or prior to the Closing.
     Section 4.21 Identifying Health Care Businesses; Licenses and Permits; Compliance with Applicable Law; Health Care Regulation.
          Section 4.21.1 Section 4.21.1 of the Company Disclosure Schedule sets forth a complete list of all Company Health Care Businesses and (i) the facility number or other identification of the Company Health Care Business, (ii) the street address, city, county and state of the Company Health Care Business, (iii) identification of the type of provider or supplier, (iv) identification of ownership structure, whether owned, leased or subleased to a Third Party, (v) identification of the Company Subsidiary which owns, leases or manages the Company Health Care Business, and which holds the Company Health Care Permits therefor, (vi) identification of any minority interests, joint ventures, contracts of sale, options, management contracts or other agreements whereby the Company or the Company Subsidiaries do not have one hundred (100) percent ownership and operation of the Company Health Care Business, and (vii) all intercompany agreements for provision of administrative services of any nature.
          Section 4.21.2 Health Care Regulatory Compliance. The Company, each Company Subsidiary and each Company Health Care Business is being operated in compliance in all material respects with all Legal Requirements applicable to the operation of such Company Health Care Businesses, including, but not limited to, Titles XVIII and XIX of the Social Security Act, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. 1320a-7), or the regulations promulgated pursuant to such laws, and comparable state laws, accreditation standards and all other state and federal laws and regulations relating to the operation of such Company Health Care Businesses. Except as is otherwise described in Section 4.12, Section 4.21.4 or Section 4.21.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received notice from a Governmental Entity that it is a target of, or subject to any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Entity or any other person brought pursuant to any Legal Requirement, nor, to the Knowledge of the Company, has any such action, proceeding, suit, investigation or sanction been threatened.
          Section 4.21.3 The Company and each Company Subsidiary are operating the Company Health Care Businesses to comply in all material respects with all applicable contractual obligations, billing policies, procedures, limitations and restrictions of any Company Health Care Program. All cost reports and other required claims and filings with Governmental Entities with respect to Medicare and each state Medicaid program in which the Company or any Company Subsidiary participates that are required to be filed by or on behalf of the Company or any Company Subsidiary prior to the Effective Time have been or will have been timely prepared and filed.
          Section 4.21.4 All Reimbursement Source Obligations of the Company and the Company Subsidiaries have been recorded and, if required, reserved, on the Company’s books and records and on the Company’s financial statements. Set forth in Section 4.21.4 of the Company Disclosure Schedule is a listing of each open Medicare and Medicaid cost report, and all cost reporting appeals pending before the Medicare or Medicaid program as of June 30, 2005, and all proceedings of any nature with any Company Health Care Program regarding payment issues, and all anticipated Significant aggregate “periodic interim payment adjustments” from the date hereof through the Closing. The Company has made provision to pay or otherwise liquidate in the ordinary course, any liability on all as filed or settled cost reports based on Notices of Program Reimbursement, or similar documents, received from Medicare or Medicaid for the cost-reporting periods ended prior to June 30, 2005. In the ordinary course under the periodic interim payment methodology and post-payment medical review applicable to certain Company Health Care Businesses, some Company Health Care Programs may make adjustments to reimbursement which may result in Reimbursement Source Obligations.
          Section 4.21.5 Except as listed in Section 4.21.5 of the Company Disclosure Schedule, neither the Company or any Company Subsidiary, nor any current director or employee of the Company or any Company Subsidiary, nor any Covered Contractor, as defined in the corporate integrity agreement, nor to the Knowledge of the Company, any other individual that although not a covered person under the corporate integrity agreement, nonetheless participated in billings or related submissions by the Company to federal health care programs, has been debarred, disqualified, suspended or excluded from any Medicare, Medicaid or any other Company Health Care Program, including, without limitation, under 42 U.S.C. 1320a-7, or from being a health care provider, owner, operator or licensee.
          Section 4.21.6 The Company and each Company Subsidiary are in compliance in all material respects with all corporate integrity agreements, monitoring agreements, consent and settlement orders, and similar agreements with or imposed by any Governmental Entity (collectively, “Governmental Agreements”), all of which are set forth in Section 4.21.6 of the Company Disclosure Schedule.
          Section 4.21.7 Section 4.21.7 of the Company Disclosure Schedule sets forth a complete list of each Company Health Care Permit applicable to each Company Health Care Business operated by the Company and the Company Subsidiaries, each of which is in full force and effect. Each Company Health Care Business satisfies the applicable Company Health Care Permit requirements of the state in which such Company Health Care Business is located.
          Section 4.21.8 Section 4.21.8 of the Company Disclosure Schedule sets forth the list of the Provider Numbers assigned under Provider Agreements applicable to the Company Health Care Businesses operated by the Company and the Company Subsidiaries and under which they are presently receiving payments. The Company and all Company Subsidiaries that operate the Company Health Care Businesses are, to the extent required to conduct such businesses, certified for participation and reimbursement under these Provider Agreements and any applicable managed care agreements.
          Section 4.21.9 The Company Health Care Businesses may be subject to survey by Governmental Entities which determine compliance with state and federal law and determine eligibility for Company Health Care Permits and some Provider Agreements. Except as disclosed in Section 4.21.9 of the Company Disclosure Schedule, as of August 9, 2005, and as of the Closing Date, no skilled nursing facility had any material deficiencies at level G or above on its most recent survey (standard or complaint), or has been cited with any Immediate Jeopardy or substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R. and implementing policies and procedures) and no other Company Health Care Business has been cited for any deficiency that would result in a denial of payment for new admissions, civil monetary penalty, termination, loss of Health Care Permits or Provider Agreements, decertification or debarment, with no opportunity to correct prior to termination, for which an acceptable plan of correction has not been timely submitted.
          Section 4.21.10 The Company and each Company Subsidiary have maintained patient deposit funds in escrow or trust accounts in material compliance with all Legal Requirements.
     Section 4.22 Restricted Payments. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect. Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any director, officer, agent, employee of the Company or any Company Subsidiary acting for or on behalf of the Company or any Subsidiary, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or any of the Company Subsidiaries: (i) any bribe, kickback, direct or indirect unlawful payment or other similar payment to any Governmental Entity or any supplier or agent of any supplier, or (ii) any contribution, payment, gift or entertainment to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or other than in compliance with applicable Legal Requirements).

     Section 4.23 OSHA. Except as set forth in Section 4.23 of the Company Disclosure Schedule, the Company and the Facilities are in compliance, in all material respects, with the Occupational Health and Safety Act (“OSHA”) and the Company is not subject to any Significant Order or “Cooperative Compliance Plan” with respect to OSHA.
Article 5
Representations and Warranties of Parent and Merger Sub
          Subject to such exceptions as are disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that the disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially” or “materiality” or any word or phrase of similar import), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 5.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Parent and Merger Sub, together with all amendments thereto, as currently in effect.
     Section 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for herein. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent’s stockholders are necessary to authorize this Agreement or to consummate the transactions provided for herein. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company and the other Parties, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     Section 5.3 No Conflict; Required Filings and Consents.
          Section 5.3.1 The execution, delivery and performance by Parent and Merger Sub of this Agreement do not (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and Company Health Care Permits described in Section 5.5 will have been obtained prior to the Effective Time and all filings and notifications described in Section 5.5 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate, in any material respect, any Law applicable to any member of the Parent Group or by which any material property or asset of any member of the Parent Group is bound or affected or (iii) result in any material breach of, any loss of any material benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or Merger Sub pursuant to any Contract.
          Section 5.3.2 The execution, delivery and performance by Parent and Merger Sub of this Agreement do not require any consent, approval, authorization or permit of, or material filing with or notification to, any Governmental Entity or other Person, except (i) under the Exchange Act, any applicable Blue Sky Laws, the rules and regulations of the NYSE, the HSR Act or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iii) under any Company

Health Care Program or as required to transfer or continue operation under a Company Health Care Permit, or (iv) with respect to matters other than those referred to in the previous clauses (i), (ii) and (iii), where failure to obtain such consents, approvals, authorizations or to make such filings or notifications would not (a) prevent or materially delay the consummation of the Merger, (b) otherwise prevent or materially delay performance by Parent or Merger Sub of any of its material obligations under the Agreement, (c) prohibit the ability to obtain Government Consents with respect to any Company Health Care Program or Company Health Care Facilities or transfer of any Company Health Care Permit or (d) result in a material violation of any Legal Requirement.
     Section 5.4 Compliance With Laws.
          Section 5.4.1 General. No member of the Parent Group has been debarred, disqualified, suspended or excluded from any Medicare, Medicaid or any other health care program, including, without limitation, under Section 42 USC 1320a-7, or from being a health care provider, owner, operator or licensee.
          Section 5.4.2 Adverse Actions. There are no claims, actions, litigations, inquiries, proceedings, notices of noncompliance, demand letters, audits or investigations pending or, to the Knowledge of Parent, threatened with respect to a violation by any member of the Parent Group of any Legal Requirement which would materially impair or delay the ability of Parent to satisfy the condition set forth in Section 7.1.3(ii).
     Section 5.5 Health Care Licensing. To the Knowledge of the Parent Group, there is no fact, event or circumstance relating to any member of the Parent Group that would reasonably be expected to prevent Parent or the Company from obtaining or maintaining all Company Health Care Permits necessary for the lawful conduct of the business of the Surviving Corporation or ownership of the Surviving Corporation’s assets and properties (excluding, however, any conditions, facts, events or circumstances relating to the Company or any Company Subsidiary prior to the Effective Time).
     Section 5.6 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, (i) there is no suit, claim, action, proceeding, arbitration or investigation pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or which seeks damages in connection therewith and (ii) no injunction has been entered or issued with respect to the transactions provided for herein.
     Section 5.7 Ownership of Merger Sub; No Prior Activities. Parent owns one hundred (100) percent of the issued and outstanding capital stock of Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Company Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     Section 5.8 Financing. Parent has delivered to the Company true, complete and correct signed counterparts of (i) debt commitment letters by and between SBEV and Wachovia Bank, National Association on the one hand, and SBEV and CapitalSource Finance LLC, on the other, pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided, debt financing in connection with the transactions provided for herein (together with the updates thereto, as contemplated herein, the “Debt Commitment Letters”) and (ii) the equity commitment letter, dated as of the date hereof, by and between SBEV and Rubin Schron, pursuant to which Mr. Schron has agreed, subject to the terms and conditions set forth therein, to provide, equity financing in connection with the transactions provided for herein to SBEV (together with the updates thereto, as contemplated herein, the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitments”). Subject to such amendments to which the Company provides its prior written consent or for which such consent is not required pursuant to Section 6.14, such consent not to be unreasonably withheld, the Commitments have not been amended and are (solely to the Knowledge of Parent and Merger Sub, in the case of the Debt Commitment letters) in full force and effect. The Commitments are subject to no contingencies or conditions other than those set forth in the copies thereof delivered to the Company. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of SBEV,

Parent or Merger Sub under any term or condition of the Commitments. Parent has no reason to believe that it or SBEV will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or SBEV contained in the Commitments. Parent or SBEV has fully paid any and all commitment fees and other fees required by the Commitments to be paid as of the date hereof. Subject to the terms and conditions of the Commitments and this Agreement, the Commitments would provide Parent and SBEV with financing at the Effective Time sufficient to (i) consummate the Merger upon the terms contemplated by this Agreement, (ii) effect any other repayment or refinancing of debt contemplated in connection with the Merger or the Commitments, and (iii) pay all related fees and expenses.
     Section 5.9 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub is necessary to approve the Merger (other than in the case of Merger Sub, any required vote by Parent as the holder of one hundred (100) percent of Merger Sub’s Equity Interests).
     Section 5.10 Brokers. No broker, finder, financial advisor, investment banker or other Person (other than Wachovia Securities and MetCap Securities LLC, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.
     Section 5.11 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
     Section 5.12 Solvency of the Surviving Corporation. Immediately after giving effect to the transactions contemplated by this Agreement and actions taken in connection with the financing of these transactions, and assuming the accuracy in all material respects as of the Closing Date of the representations and warranties contained in Article 4, (i) each of the Surviving Corporation and its Subsidiaries will not have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of each of the Surviving Corporation and its Subsidiaries will exceed the amount that will be required to pay their probable liabilities (including the amount necessary to provide for contingent liabilities) and their respective debts as they become absolute and mature, (iii) the assets of each of the Surviving Corporation and its Subsidiaries, in each case at a fair valuation, will exceed their respective debts (including the amount necessary to provide for contingent liabilities) and (iv) each of the Surviving Corporation and its Subsidiaries will not have unreasonably small capital to carry on their respective business, either (a) as presently conducted or (b) as intended by Parent to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.
Article 6
Covenants
     Section 6.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by applicable Law, a pre-existing contractual obligation disclosed in the Company Disclosure Schedule, or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, in all material respects (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery or public announcement (in accordance with this Agreement) or the pendency of this Agreement or the transactions contemplated hereby or any actions taken in good faith compliance herewith or the consequences thereof on the respective businesses of the Company and the Company Subsidiaries, be considered a breach of any of the provisions of this Section 6.1), (i) conduct its business substantially in the ordinary course consistent with past practice and (ii) use commercially reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in

Section 6.1 of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by applicable Law or a pre-existing contractual obligation disclosed in the Company Disclosure Schedule, or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:
          (a) amend or otherwise change the Company Certificate, the Company By-laws or equivalent organizational documents;
          (b) issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof);
          (c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;
          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except pursuant to the exercise of options, warrants, conversion rights, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof;
          (e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets), outside of the ordinary course of business, any interest in any Person or any division thereof or any assets, other than any acquisitions that are in progress on the date hereof and identified by the letters of intent or expressions of interest listed in Section 6.1(e) of the Company Disclosure Schedule;

          (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except for (i) indebtedness for borrowed money incurred in the ordinary course of business, pursuant to existing credit lines disclosed in Section 6.1(f) of the Company Disclosure Schedule, (ii) indebtedness for borrowed money (other than indebtedness for borrowed money owing by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary) with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $25,000,000 for the Company and the Company Subsidiaries taken as a whole, in each case which can be prepaid without premium or penalty, and all Liens securing such indebtedness for borrowed money released, at or prior to the Closing, (iii) indebtedness for borrowed money owing by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary and (iv) indebtedness for borrowed money incurred with respect to actions permitted pursuant to Section 6.1 of the Company Disclosure;
          (g) grant any Lien in any of its material assets to secure any indebtedness for borrowed money, except in connection with such indebtedness permitted under the preceding clause (f);
          (h) issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice;
          (i) except to the extent the amount is reflected in the 2005 and 2006 capital expenditure budgets provided to Parent, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $5,000,000 or capital expenditures which are, in the aggregate, in excess of $15,000,000 for the Company and the Company Subsidiaries taken as a whole other than emergency repairs and repairs compelled by (i) legal or safety requirements, (ii) existing leases or consent requirements thereof, or (iii) up to $15,000,000 to remedy exceptions of title necessary to meet any condition contained in Article 7 hereof, and the Company shall consult with Parent on all such items in excess of budget;

          (j) enter into any new line of business outside of its existing business segments;
          (k) make investments in persons other than wholly-owned Company Subsidiaries, other than ordinary course cash management investments in accordance with the Company’s existing investment policy;
          (l) adopt or amend any material Company Benefit Plan, increase in any material manner the compensation or fringe benefits of any director, officer or employee of the Company or pay any material benefit not provided for by any existing Company Benefit Plan, in each case except (i) as set forth in Section 6.1(l) of the Company Disclosure Schedule, (ii) as reasonably necessary to comply with applicable Law, (iii) in the ordinary course of business (including without limitation to address the requirements of written agreements or contracts the Company and each Company Subsidiary has entered into as of the date hereof), (iv) in connection with entering into, with respect to newly hired employees, or extending with respect to existing employees, any employment or other compensatory agreements with individuals (other than the named executive officers (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act) or directors of the Company or any Company Subsidiary) in the ordinary course of business, consistent with the Company’s 2005 and 2006 budgets provided to Parent and past practice, and comparable to compensatory amounts for individuals of similar responsibility in the Company (v) in connection with entering into any retention agreements or programs determined by the Board of Directors of the Company as being reasonably necessary in order to maintain its business operations prior to, and extending through, the Effective Time, provided, that any retention payments thereunder shall not be made payable to any Company employee with a title of Vice President or higher nor exceed $5,000,000 in the aggregate, subject in each case to Parent’s approval, such approval not to be unreasonably withheld, (vi) general compensation increases in the ordinary course of business consistent with past practice or (vii) the termination or amendment of any Company Benefit Plan that may be subject to Code Section 409A consistent with Code Section 409A and any guidance issued thereunder, provided, that such amendment does not result in an increase in benefits payable under the applicable Company Benefit Plan;

          (m) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations (x) disclosed or reserved in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Filings filed prior to the date hereof or contemplated by documents made available to Parent prior to the date hereof or (y) incurred since the date of such financial statements in the ordinary course of business; provided, however, that any such amounts paid pursuant to clause (ii) or (iii), individually or in the aggregate, in excess of $15,000,000 above the amounts so disclosed or reserved or, shall require the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed);
          (n) except as otherwise contemplated by this Agreement, including Sections 6.1(e) and 6.4, or as otherwise required by Law or Governmental Entity, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);
          (o) file any Tax Return taking a position inconsistent with the Company’s or any Company Subsidiaries’ past practice, except as required by Law; or
          (p) knowingly commit or agree to take any of the foregoing actions or any action which would result in any representation or warranty of the Company contained in this Agreement which is qualified as to materiality becoming untrue as of the Effective Time or any representation not so qualified becoming untrue in any material respect as of the Effective Time.
     Section 6.2 Proxy Statement; Company Stockholders’ Meeting.
          Section 6.2.1 Proxy Statement. Subject to the prior performance by Parent of its obligations under Section 6.18 to (A) make the Subsequent BIF Deposit or deliver the Letter of Credit, and (B) provide the updated Equity Commitment Letter, the Company shall, as promptly as practicable after the execution of this Agreement but in no event later than the later of (x) 50 days after the date of this Agreement and (y) ten (10) days after receipt of both (1) the Subsequent BIF Deposit or Letter of Credit and (2) updated Debt Commitment Letters with any due diligence conditions deleted, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”); provided, that the Company shall not be responsible for any delay in the filing date due to any review by Parent. Parent and the Company will cooperate with each other in the preparation of the Proxy Statement. The Company, after consultation with Parent, will use commercially reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement. Without limiting the generality of the foregoing: (i) the Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement, any comments made by the SEC with respect to the Proxy Statement and any proposed amendments to the Proxy Statement, and (ii) Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Company Common Stock. Subject to Section 6.4.2, the Proxy Statement shall include the Company Recommendation. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Company Stockholders Meeting, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company. If at any time prior to the Company Stockholders Meeting, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.
          Section 6.2.2 Information Supplied by Parent. None of the written information supplied or to be supplied by Parent or any of its Affiliates, directors, officers, employees, agents or Representatives expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of shares of Company Common Stock and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent or Merger Sub is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Section 6.2.3 Stockholders’ Meeting. Subject to Section 6.4 and (i) Parent’s prior performance of its obligation under Section 6.18 to make the Subsequent BIF Deposit or deliver the Letter of Credit and deliver the updated Equity Commitment Letter and (ii) to receipt of the updated Debt Commitment Letters described in Section 6.2.1, and whether or not the Company’s Board has made, modified or withdrawn a Company Recommendation or a Company Adverse Recommendation Change, the Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the Stockholder Approval.
          Section 6.2.4 No Restriction. Nothing in this Section 6.2 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 6.4 or are required to take under applicable Law. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or Company Subsidiaries’ operations prior to the Effective Time.
     Section 6.3 Access to Information; Confidentiality.
          Section 6.3.1 Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon prior notice to a Company Representative designated in Section 6.3.1 of the Company Disclosure Schedule, to the officers, employees, agents, properties, offices and other facilities of the Company or such Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request. From the date of this Agreement to the Effective Time, Parent shall, and shall cause Merger Sub and the Parent Representatives to, (i) provide the Company and the Company Representatives access at reasonable times during normal business hours, upon prior notice, to the officers, employees, agents, properties, offices and other facilities of Parent and Merger Sub and to the books and records thereof and (ii) furnish or cause to be furnished such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of Parent and Merger Sub as the Company or the Company Representatives may reasonably request, including for the purpose of confirming that Parent is in compliance with its obligations under Section 6.5 and confirming satisfaction of the condition contained in Section 7.3.2.
          Section 6.3.2 Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 6.3.1, the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreement, dated as of March 23, 2005, between the Company and Parent (as such agreement may be amended from time to time, the “Confidentiality Agreement”) or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3, it being understood and agreed by the Parties that, notwithstanding Section 6.3.1, (i) the Company, the Company Subsidiaries and the Company Representatives shall have no obligation to furnish, or provide any access to, any information to any Person not a party to the Confidentiality Agreement or any similar agreement with respect to such information, (ii) Section 6.3.1 shall not require the Company to take or allow actions that would unreasonably interfere with the Company’s or any Company Subsidiary’s operation of its business and (iii) the Company shall not be required to provide access to or furnish any information if to do so would contravene any agreement to which the Company or any Company Subsidiary is party as of the date hereof or violate any Law, or where such access to information may involve the waiver of a disclosure of privilege or be otherwise adverse to the interests of the Company or any Company Subsidiary.
     Section 6.4 No Solicitation of Transactions.
          Section 6.4.1 The Company shall, and shall cause each Company Subsidiary, and shall direct, and shall use commercially reasonable best efforts to cause, the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and the Parent Representatives) that may be ongoing with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary not to, and shall direct, and shall use commercially reasonable best efforts to cause, the Company Representatives not to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding the making, submission or reaffirmation of any Takeover Proposal, (ii) approve, recommend to the Company’s Stockholders, or enter into any agreement, understanding, arrangement, agreement in principle, term sheet or letter of intent with respect to a Takeover Proposal or (iii) participate in any way in any negotiations or discussions regarding, or furnish or disclose any information, or provide access to its properties, books or records, to any Third Party relating to any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that was not solicited after the date hereof by the Company, a Company Subsidiary, or a Company Representative on its behalf, if the Company Board determines in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Company Board to comply with its fiduciary duties to the holders of Company Common Stock under applicable law and, after consultation with the Company Board’s outside legal counsel and the Company’s financial advisors, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, the Company may, subject to compliance with Section 6.4.2 in the circumstances set forth therein, (i) furnish information and/or draft agreements with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a customary confidentiality agreement not less favorable to the Company than the Confidentiality Agreement; provided, that all such information and the material terms of any such draft agreements have previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such Person and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal.
          Section 6.4.2 Notwithstanding any provision of this Section 6.4 to the contrary, provided that the Company has complied in all material respects with its obligations under this Section 6.4, the Company Board may (i) withdraw or modify in a manner adverse to Parent (or not continue to make) the Company Recommendation, and/or (ii) approve or recommend a Takeover Proposal (any action described in clause (i) or this clause (ii), a “Company Adverse Recommendation Change”), if (x) the Company Board has determined in good faith after consultation with its financial advisors and outside legal counsel, that, to the extent such action relates to a Takeover Proposal, any Takeover Proposal constitutes a Superior Proposal and, after consultation with the Company Board’s outside legal counsel, that taking such action is necessary for the members of the Company Board to comply with their fiduciary duties to the holders of shares of Company Common Stock under applicable Law, and (y) the Company has given Parent five (5) Business Days prior written notice of its intention to take such action and the Company Board shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent (provided, however, that Parent shall not relinquish any rights or be relieved of any obligations arising under this Agreement as a result of submitting any proposed changes to this Agreement; provided, further, that nothing herein shall preclude Parent from terminating this Agreement to the extent entitled to do so pursuant to Section 8.1 hereof) and, after negotiating in good faith with Parent concerning any such proposed changes during such five (5) Business Day period and after consultation with its outside legal counsel and financial advisors, shall have determined, other than in the case of an action described in clause (i) that does not relate to a Takeover Proposal, that the Takeover Proposal would still constitute a

Superior Proposal even if such changes were to be given effect. Notwithstanding the foregoing, if the Company shall deliver the written notice specified in clause (y) of the preceding sentence on or before August 18, 2005, the five (5) Business Day period described therein shall be deemed to expire at noon New York City time on August 23, 2005. Any Takeover Proposals, bids, offers or other proposals already received by the Company, any Company Subsidiary or any Company Representatives prior to the date of this Agreement and/or during the bid process shall be deemed not to be Superior Proposals or reasonably likely to constitute a Superior Proposal. Subject to Parent’s prior performance of its obligation under Section 6.18 to make the Subsequent BIF Deposit or deliver the Letter of Credit, unless this Agreement has previously been terminated pursuant to Section 8.1, whether or not the Company’s Board has made a Company Adverse Recommendation Change, or has withdrawn, modified or changed in any manner adverse to the interests of Parent, the Company Recommendation, or the Company Board has made a Company Adverse Recommendation Change with respect to the Merger, this Agreement or the transactions contemplated by this Agreement, the Company shall take all steps necessary (including, without limitation, the preparation (as promptly hereafter as practicable) to file with the SEC of a Proxy Statement and to duly call, give notice of, convene and hold a Company Stockholders Meeting to approve the Merger in accordance with this Agreement.
          Notwithstanding any provision of this Section 6.4 to the contrary, if the Company Board has made a Company Adverse Recommendation Change in compliance with this Section 6.4.2, and if the Company Stockholders’ Meeting has been held, a vote has been taken on this Agreement and the Merger, and Stockholder Approval has not been obtained, the Company Board may terminate this Agreement in accordance with the provisions of Section 8.1(c)(ii) in order to enter into a binding written agreement regarding a Takeover Proposal if the Company pays Parent the Termination Fee in accordance with Section 8.4 as and to the extent payment of such Termination Fee is required thereunder.
          Section 6.4.3 The Company shall promptly advise Parent orally and in writing of the Company’s receipt of any request for information or any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such Takeover Proposal. Promptly upon determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal.

          Section 6.4.4 Nothing contained in this Section 6.4 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.4.4 affect the obligations of the Company specified in Section 6.4.2.
          Section 6.4.5 To the extent it has not already done so, the Company shall, promptly following the execution of this Agreement, request each Person which has heretofore executed a confidentiality agreement with the Company during the twelve (12) months prior to the date of this Agreement in connection with such Person’s consideration of a possible Takeover Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and, at Parent’s request, the Company shall take reasonable steps to enforce its rights under such confidentiality agreements.
     Section 6.5 Commercially Reasonable Best Efforts.
          Section 6.5.1 Subject to the terms and conditions of this Agreement, including Section 6.4, each of the Parties shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in this Agreement, including (i) preparing and filing, as soon as practicable, all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of all such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, any Third Party or Governmental Entity, including filings pursuant to the HSR Act, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as practicable, of any form or report required by any other Governmental Entity, relating to antitrust, competition, trade or other regulatory matters), (ii) causing the satisfaction of all conditions set forth in Article 7 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period thereunder)), (iii) defending all lawsuits or other legal, regulatory or other proceedings to which it is a party that challenge or affect this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) having lifted or rescinded any injunction or restraining order or other Order which may adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement. Notwithstanding any provision of this Agreement to the contrary, neither the Company nor any Company Subsidiary shall be required to make any payment to any Person, or agree to the modification of any Lease or other agreement, in connection with obtaining any consent contemplated by Section 7.2.9 unless such payment or modification is contingent upon the occurrence of the Merger.
          Section 6.5.2 Parent and Merger Sub shall, and shall cause each other member of the Parent Group, if applicable, to, use commercially reasonable best efforts to obtain, as promptly as practicable following the date hereof, all licenses, certifications, Company Health Care Permits, approvals, provider numbers and authorizations (“Government Consents”), if any, from all applicable Governmental Entities in connection with the Merger and as may be required to authorize Parent, the Surviving Corporation and the other members of the Parent Group, if applicable, to operate or to continue to operate, as may be applicable, the Company Health Care Businesses as they are currently operated. Within 45 days following the execution of this Agreement, Parent shall, and shall cause each other member of the Parent Group, if applicable, to, submit all applications or other materials, if any, required to commence the process of obtaining such Government Consents, including payment of all required fees related thereto. Parent shall, and shall cause the other members of the Parent Group, if applicable, to, promptly respond to any request by any relevant Governmental Entity for supplemental information. Parent shall, and shall cause the other members of the Parent Group, if applicable, to, take all reasonable measures to shorten the time periods required under applicable Law for notice, licensure or other similar regulatory requirement in connection with receipt of Government Consents as described in this Section 6.5.2; provided, that the Parties acknowledge and agree that the mere fact that the Closing Date occurs later than January 1, 2006, shall not be deemed to constitute a breach of this or any associated obligation of Parent hereunder. Parent shall, and shall cause the other members of the Parent Group, if applicable, to, pay timely all fees and expenses required in connection with the matters described in this Section 6.5.2. Parent and Merger Sub shall not be responsible for any delay, or failure, to obtain Government Consents in connection with the Merger, if such delay or failure is due to any condition, event, fact or circumstance relating to the Company, any Company Subsidiary, Company Health Care Program or the Company Health Care Facilities and not due in any part to any event, fact or circumstance relating to the Parent Group. If after fully complying with this Section 6.5.2, Parent shall have obtained Government Consents necessary to operate at least ninety-five (95) percent, but less than one hundred (100) percent, of the Company Health Care Facilities as currently operated by and through the Company Subsidiaries, then Parent shall, and shall cause the other members of the Parent Group, and the Company shall and shall cause the Company Subsidiaries, if applicable, to use their respective commercially reasonable best efforts to, implement, subject to the occurrence of the Effective Time, an “Alternative Structure.” The term “Alternative Structure” shall mean a structure (including a management agreement, identity of interest transaction, a liquidating trust for the benefit of the Company’s Shareholders, an informal or preliminary approval contemplating final approval retroactive to the Effective Time, or other structure) devised in consultation with the applicable Governmental Entities to obtain the requisite Government Consents to satisfy the condition set forth in Section 7.1.3 or such that closing in the absence of such Government Consents will not result in a violation of Law.
          Section 6.5.3 The Company and Parent shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates, if applicable, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger, provided, however, that Parent shall not be responsible for any delay in the filing dates required by Section 6.5.2 due to any review by the Company.
          Section 6.5.4 Each Party shall, and, if applicable, Parent shall cause the other members of the Parent Group to, promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement and keep the others informed of the status of the proceedings related to obtaining any approvals of any Governmental Entity or Third Party (including with respect to the termination or expiration of any waiting period). To the greatest extent practicable, each Party shall, and, if applicable, Parent shall cause the other members of the Parent Group to, consult with the others in advance of any meeting or conference with a Governmental Entity or, in connection with any proceeding by a Third Party, with any other Person, relating to this Agreement and the transactions contemplated hereby and, to the extent permitted by such applicable Governmental Entity or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences. If any Party or, if applicable, the other members of the Parent Group, receives a request for additional information or documentary material from any such Governmental Entity or other Person with respect to the transactions provided for in this Agreement, then such Party will, or, in the case of a member of the Parent Group, Parent will cause such member of the Parent Group to, endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.
          Section 6.5.5 Without limiting the generality of Section 6.5.1 hereof, the Parties shall, as promptly as practicable, prepare and file any notifications required under the HSR Act with respect to the transactions contemplated hereby. The Parties shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Entity in connection with antitrust or related matters. Each Party shall (1) give the other Party prompt notice of the commencement or threat of commencement of any legal proceeding by or before any court or Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other Party reasonably informed as to the status of any such legal proceeding or threat, and (3) promptly inform the other Party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Except as may be prohibited by any Governmental Entity or by any Legal Requirement, Parent, on the one hand, and the Company, on the other, will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to the HSR Act. Parent, on the one hand, and the Company, on the other, will permit authorized representatives of the other Party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding. Nothing herein shall be deemed to require Parent or Merger Sub to agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to it or any of its Affiliates’ ability to retain, any of its businesses, properties or assets. Furthermore, neither the Company nor any Company Subsidiary shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to it or any of its Affiliates’ ability to retain, any of its businesses, property or assets, without the prior written consent of Parent.
     Section 6.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each Party hereto shall promptly notify the other Party of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied or (ii) the failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.
     Section 6.7 Public Announcements. None of the Parties shall (and each of the Parties shall cause its Representatives and, in the case of Parent, the other members of the Parent Group, if applicable, not to) issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of (i) the Company, in the event the disclosing party is Parent, Merger Sub, any other member of the Parent Group, if applicable, or any of their respective Representatives, or (ii) Parent, in the event the disclosing party is the Company or any of its Representatives, such consent not to be unreasonably withheld or delayed; provided, however, that if a Party determines, based upon advice of counsel, that disclosure is otherwise required by applicable Law or the rules or regulations of any stock exchange upon which the securities of such Party is listed, such Party may make such disclosure to the extent so required; provided, further, that such disclosure is made in consultation with the other Parties to this Agreement.
     Section 6.8 Employee Matters.
          Section 6.8.1 Section 6.8.1 of the Company Disclosure Schedule sets forth the actions (in addition to those actions set forth in Section 6.1(l) of the Company Disclosure Schedule and Section 3.5 of this Agreement) with respect to Company Benefit Plans that the Company will implement in connection with the change of control contemplated by this Agreement, effective concurrent with the Effective Time, including acceleration of vesting, partial or full funding, amendment, termination or other similar actions.
          Section 6.8.2 Obligations with Respect to Continuing Employees. Parent hereby agrees that, for the period immediately following the Effective Time through and including the later of (x) December 31, 2006 and (y) the one-year anniversary of the Effective Time (such date, the “Employment Benefit Plan Extension Date”), it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) provide each Continuing Employee (other than a Continuing Employee whose terms and conditions of employment are established through collective bargaining with a labor organization) with at least the same level of base salary and wages and on substantially the same terms and conditions as was provided to the Continuing Employee immediately prior to the Effective Time, and (ii) except with respect to Continuing Employees whose terms and conditions of employment are established through collective bargaining with a labor organization, maintain Surviving Corporation Benefit Plans (except to the extent any such plan provides equity-based compensation or traditional non-qualified deferred compensation benefits) that are substantially equivalent in the aggregate to those provided to the Continuing Employees immediately prior to the Effective Time and disclosed in Section 4.10.1 of the Company Disclosure Schedule (determined without regard to any modifications to such plans made pursuant to this Agreement); provided, however, that in the event the cost of health and welfare benefits incurred by the Surviving Corporation and its

Subsidiaries (taken as a whole) increases, or can reasonably be expected to increase, by more than fifteen (15) percent in one year (a “Material Benefit Cost Increase”), the Surviving Corporation may take such action as may be reasonably necessary (such as increasing co-payment obligations or deductible thresholds) to limit the year-to-year increase in the cost of health and welfare benefits to a level that does not constitute a Material Benefit Cost Increase; provided, further, that the foregoing shall not obligate Parent or the Surviving Corporation to employ one or more of the Continuing Employees. Subject to the Company’s compliance with Section 6.1, from and after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms (including, without limitation, terms which provide for amendment or termination) all contracts, agreements, arrangements, programs, policies, plans and commitments of the Company and the Company Subsidiaries, as in effect immediately prior to the Effective Time (and prior to any modifications made pursuant to this Agreement) and disclosed in Section 4.10.1 of the Company Disclosure Schedule that are applicable to any current or former employees or directors of the Company or any Company Subsidiary, including without limitation the severance plans and policies adopted by the Company Board, except for any payments or modifications set forth in this Agreement; provided, however, that except for contractual obligations which survive beyond the Employee Benefit Plan Extension Date, obligations of Parent set forth in this sentence shall terminate on the Employee Benefit Plan Extension Date. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation or its Subsidiaries to terminate any Continuing Employee.
          Section 6.8.3 Credit for Service. Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any Surviving Corporation Benefit Plan under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.
          Section 6.8.4 Welfare Plans. With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Purchaser Welfare Benefit Plan”)

and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan, and (ii) provide credit to each Continuing Employee (and his/her beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and his/her beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.
          Section 6.8.5 Change in Control, Severance, Retention and Employment Agreements. At least fifteen (15) days prior to the Company Stockholders’ Meeting, Parent shall expressly identify to the Company in writing any employee of the Company or any Company Subsidiary at the level of pay band “B” or above as to whom Parent intends as of the Closing or within twelve (12) months after the Effective Time to either (i) not retain by reason of the consummation of the Merger or (ii)(a) materially reduce or diminish the duties, responsibilities or authority of such employee subsequent to the Merger, (b) reduce the employee’s compensation or benefits, or (c) require as a condition to continued employment with the Surviving Corporation that the employee’s employment be based at a location other than its location at the Effective Time. At least five (5) days prior to the Company Stockholders’ Meeting, the Company shall use its commercially reasonable efforts to cause any employee who is party to any change in control, severance, retention and/or employment agreements with the Company and who intends to terminate his or her employment for “Good Reason” (as defined in an applicable individual agreement) immediately following the consummation of the Merger, pursuant to a right to so terminate expressly set forth in such agreement, to notify the Company of such in writing. Any employee who is identified in (i) above or who notifies the Company as set forth above that the employee intends to terminate his or her employment for “Good Reason” immediately following the consummation of this Merger, shall receive, at the Effective Time, all payments specified in any written change of control, severance, retention and/or employment agreements or arrangements with the Company or any Company Subsidiary and which are set forth in Section 6.8.5 of the Company Disclosure Schedule. Prior to receiving any such payments, an employee may rescind his or her notice to terminate employment for “Good Reason” by providing written notice to the Company. Notwithstanding the foregoing, from and after the Effective Time, Parent shall cause Surviving Corporation and its Subsidiaries to honor, in accordance with their terms, all change in control, severance, retention and employment agreements or arrangements (including an employee’s right to terminate employment for “Good Reason”), in each case with the current and former employees of the Company and the Company Subsidiaries as set forth in Section 6.8.5 of the Company Disclosure Schedule. The Company shall cooperate reasonably with Parent and Merger Sub in accelerating to the earlier of the Closing Date or December 31, 2005, with respect to those individuals and specific awards or payments identified by Parent, any one or more of the following: (i) outstanding bonus awards under the 1998 Annual Incentive Program Plan; (ii) 2003 Cash Bonus Awards (at target) under the 2003 Long-Term Program; (iii) 1997 LTIP Performance Bonus Awards (at target); (iv) benefits under the Enhanced Supplemental Executive Retirement Plan; (v) benefits under the Supplemental Executive Retirement Plan; and (vi) benefits under the Executive Deferred Compensation Plan (including the Retirement Enhancement Program); provided, however, that in the case of any unfunded obligations requested to be accelerated by Parent, the Company shall be entitled to advance funds, or provide other adequate security upon terms and conditions satisfactory to the Company and Parent, from Parent as the Company determines may be necessary to make such accelerated payments
     Section 6.9 Indemnification of Directors and Officers.
          Section 6.9.1 From and after the Effective Time until six (6) years from the Effective Time, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation and the comparable organizational documents of its Subsidiaries shall contain provisions no less favorable with respect to the elimination of liability of directors and indemnification of directors, officers, employees and agents than are set forth in the Company Certificate and the Company By-laws (or the equivalent documents of the relevant Company Subsidiary) as in effect on the date hereof; provided, however, that in the event any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified until the final disposition of any such claims.
          Section 6.9.2 From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Company Subsidiary, each present and former director and officer of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any and all matters pending, existing or occurring at or prior to the Effective Time; and (ii) any and all representations and warranties made by Parent and/or Merger Sub under Article 5 hereof, including any matter arising under any claim that the transactions contemplated herein, and any actions taken by Parent and/or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries which is alleged to have rendered the Surviving Corporation and/or any of its Subsidiaries insolvent). Without limiting the foregoing, Parent and the Surviving Corporation, jointly and severally, shall also advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party within twenty (20) days after receipt by Parent of a written request for such advance, provided, that the Person to whom expenses are advanced provides an undertaking in customary form, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification (it being understood that Parent and the Surviving Corporation shall not require any security for such undertaking).
          Section 6.9.3 For a period of six (6) years after the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O

Insurance in effect on the date of this Agreement; provided, however, that (i) in satisfying its obligations under this Section 6.9.3, neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of three hundred (300) percent of the amount currently paid by the Company (which premiums are set forth in Section 6.9.3 of the Company Disclosure Schedule), it being understood and agreed that Parent or the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such annual three hundred (300) percent amount and (ii) in the event of the application of clause (i), any present or former officer or director, upon reasonable written notice thereof (which notice shall be provided no later than thirty (30) days prior to the Effective Time and shall set forth in reasonable detail for each Person to be covered the policy coverage, premiums, deductibles, limitations and other pertinent information), who desires to obtain additional coverage such that, when combined with the coverage obtained by Parent or the Surviving Corporation in accordance with clause (i), it provides insurance coverage equivalent to the D&O Insurance in effect on the date hereof, may so elect and Parent shall or shall cause the Surviving Corporation to acquire such additional coverage on behalf of such Person; provided, further, that in the event any present or former officer or director makes such an election, such former officer or director shall pay the portion of the premium of such D&O Insurance in excess of the amount which Parent or the Surviving Corporation is obligated to pay pursuant to this Section 6.9. The insurance purchased pursuant to this Section 6.9 shall be prepaid in full at the Effective Time (or at such time as it is actually obtained) and shall be non-cancelable. At the request of the Company, Parent shall arrange for such insurance prior to the Effective Time to be effective only at and after the Effective Time; provided, that Parent shall pay in full for such insurance coverage no later than the Effective Time. The Company may acquire a six (6) year tail policy for Persons currently covered by D&O Insurance that is consistent with the first sentence of this Section 6.9.3 so long as the one time premium payment for such tail policy is not more than three hundred (300) percent of the amount currently paid by the Company on an annual basis and as set forth in Section 6.9.3 of the Company Disclosure Schedule. Such policy shall be prepaid at the Effective Time and shall be non-cancelable. If the Company acquires such a tail policy, Parent’s obligations pursuant to the first sentence of this Section 6.9.3 shall be deemed completely satisfied. The obligation to maintain insurance provided in this Section 6.9.3 shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided, that in the event any claim or claims are asserted or made within such six (6) year period, Parent or the Surviving Corporation shall ensure that such insurance remains in full force and effect with respect to such claims until final disposition thereof.
          Section 6.9.4 If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquiror of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.9.
          Section 6.9.5 The rights of each Indemnified Party under this Section 6.9 shall be in addition to any right such Person might have under the Company Certificate and the Company By-laws, the certificate of incorporation and the by-laws of the Surviving Corporation or any comparable organizational documents of their Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries.
          Section 6.9.6 The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.
          Section 6.10 State Takeover Statutes. Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.

     Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such Shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 6.12 Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (i) the Effective Time or (ii) the expiration of the Confidentiality Agreement according to its terms.
     Section 6.13 Solvency of the Surviving Corporation. Not later than 30 days following the execution of this Agreement, Parent shall cause to be delivered to the Company an opinion from Houlihan, Lokey, Howard & Zukin, or such other nationally recognized accounting or investment banking firm as the Company may reasonably approve, valuing the Company as a going-concern (including goodwill), on a pro forma basis, immediately after and giving effect to the transactions contemplated hereby and by the Commitments, and opining that, assuming, in each case, the transactions contemplated hereby and by the Commitments had been consummated as proposed, immediately after and giving effect to such transactions on a pro forma basis, (i) the fair value and present fair saleable value to the Company’s assets would exceed the Company’s stated liabilities and identified contingent liabilities; (ii) the Company should be able to pay its debts as they become absolute and mature; and (iii) the capital remaining in the Company after the transactions contemplated hereby would not be unreasonably small for the business in which the Company is engaged, as management has indicated it is now conducted and is proposed to be conducted by Parent following the consummation of such transactions, and otherwise in form and substance reasonably satisfactory to the Company, addressed to the Company Board, supporting the conclusion that, after giving effect to all of the transactions contemplated by this Agreement, each of Parent and the Surviving Corporation will be solvent (or the equivalent thereof, as determined in the reasonable discretion of the Company) (such opinion, the “Solvency Opinion”). Parent shall obtain a “bring down” of the Solvency Opinion dated as of the Closing Date, which opinion shall be in form and substance no less favorable to the Company than the Solvency Opinion, provided, that any assumptions contained in the Solvency Opinion as to which facts have been ascertained between the date of the original Solvency Opinion and the Closing Date shall be eliminated. Each of Parent and the Company shall, in connection therewith, use their commercially reasonable best efforts to (i) make available their respective officers, agents and other Representatives on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, contracts, assets and liabilities of the Company as may reasonably be requested in connection with delivering such a “bring down” of the Solvency Opinion. Following the Effective Time and until the earlier to occur of six (6) years thereafter or the expiration of the applicable statute of limitations, Parent shall not take or fail to take any action that if such action had been deemed to have been taken or such failure to act had been deemed to have occurred immediately prior to the Effective Time would have caused the representations and warranties set forth in Section 5.12 hereof to be untrue as of the date hereof or as of the Effective Time. The provisions of this Section 6.13 are intended to be for the benefit of, and will be enforceable by, each officer and director of the Company, each holder of Company Common Stock and each of their respective successors, heirs and personal representatives.
     Section 6.14 Financing. Each of Parent and Merger Sub shall use its commercially reasonable best efforts to complete the transactions contemplated by the Debt Commitment Letters in accordance with the terms of the Debt Commitment Letters (including obtaining rating agency approvals, maintaining in effect the Commitments, satisfying on a timely basis all conditions applicable to SBEV, Parent and Merger Sub to obtaining the financing contemplated by the Commitments (including by consummating the financing contemplated by the Equity Commitment Letter(s)), negotiating definitive agreements with respect thereto on terms and conditions contained therein, satisfying all conditions applicable to SBEV, Parent and Merger Sub in such definitive agreements that are within its control and, if necessary, borrowing pursuant to the Debt Commitment Letters in the event the “flex” provisions are exercised), with such changes as Parent may desire, in order to have available to it the Merger Consideration and other transaction costs at or prior to the Closing; provided, however, that in no event will Parent make any changes that would be reasonably expected to have a material adverse effect on the solvency of the Company upon the consummation of the Merger; provided, further, that, except as expressly provided in the following sentence, such changes must be approved in writing by the Company (such approval not to be unreasonably withheld). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to comply with the terms of, and satisfy the conditions contemplated by, the financing contemplated by the Commitments in accordance with this Section 6.14 and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitments without obtaining the prior written consent of the Company (such consent not to be unreasonably withheld, provided the consent of the Company shall not be required in the event that any such amendment or modification of the Debt Commitment Letters (A) does not have and could not reasonably be expected to have any adverse effect on the “bring down” of the Solvency Opinion or Parent’s ability to deliver such “bring down” to the Company and the Company Board as required by Section 6.13 hereof, and (B) involves solely one or more of the following: (1) a change in the participant Institutional Lenders, provided that any such substituted participant shall be a bank or private lender with assets exceeding $1 billion; (2) the removal or limitation of contingencies or conditions to the obligations of the Institutional Lenders thereunder; (3) the shifting between or among Institutional Lenders of their respective lending obligations to Parent and its affiliates participating directly or indirectly in the contribution of Merger Consideration; and (4) increases in the overall indebtedness by no more than $100,000,000 in the aggregate. Parent shall give the Company prompt notice of any material breach by any party of the Commitments or any termination of any of the Commitments. Parent and Merger Sub shall use their respective commercially reasonable best efforts to cause the updated Debt Commitment Letters referred to in Section 6.2.1 hereof to be delivered as promptly as is reasonably practicable. For the avoidance of doubt, if the financing provided for by the Commitments has not been or cannot be obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 of this Agreement and to Parent’s rights under Section 8.1, regardless of whether Parent and Merger Sub have complied with all of their other obligations under this Agreement (including their obligations under this Section 6.14).
     Section 6.15 Cooperation in Securing Financing. From the date of this Agreement until the Closing Date, the Company shall, and shall cause each Company Subsidiary to, provide all cooperation reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries) in connection with obtaining the financing contemplated by the Debt Commitment

Letters, in (i) supplying to the Institutional Lender or Lenders and equity participants all agreements, documents, instruments, reports, financial information and statements, and other information regarding the Company and the Company Subsidiaries, the Company Properties, the Company Health Care Businesses and the other activities of or related to any of the foregoing in each case as reasonably requested by them, (ii) attempting to respond to reasonable questions raised by Institutional Lenders and equity participants, and (iii) permitting reasonable access to the Company Properties during normal business hours and with reasonable notice; provided, that the provision of information to Institutional Lenders and equity participants shall be subject to the confidentiality requirements of Section 6.12 above; provided, further, that notwithstanding the foregoing, no officer or director of the Company shall be required to execute any documents, including, without limitation, any registration statement to be filed with the SEC, any pledge or security documents or other definitive financing documents and none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Commitments prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Commitments and any information utilized in connection therewith. Notwithstanding anything to the contrary, the condition set forth in Section 7.2.2 of this Agreement, as it applies to the Company’s obligations under this Section 6.15, shall be deemed satisfied unless the financing contemplated by the Debt Commitment Letters has not been obtained as a result of the Company’s willful and material breach of its obligations under this Section 6.15. All non-public or otherwise confidential information regarding the Company and the Company Subsidiaries obtained by Parent or the Parent Representatives pursuant to this Section 6.15 shall be kept confidential by Parent in accordance with the Confidentiality Agreement.

     Section 6.16 Further Assurances.
          Section 6.16.1 Subject to Section 6.15, Parent and the Company shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated hereby; provided, however, that nothing in this Section 6.16 shall require any Party hereto to waive any condition set forth in Article VII.
          Section 6.16.2 The Company shall, to the extent compatible with fulfilling the conditions to the consummation of this Agreement, and its other obligations under this Agreement, use its commercially reasonable best efforts to cooperate, and cause the Company Subsidiaries to cooperate, with Parent in the provision of due diligence information with respect to transactions with respect to the Company Properties, operations, businesses or assets of the Company or the Company Subsidiaries and the Company Health Care Businesses which Parent may desire to implement on or after the Effective Time (“Subsequent Transactions”), including, without limitation, using its commercially reasonable best efforts to provide assistance in obtaining regulatory approvals from Governmental Entities, resolving zoning issues, consents, access agreements, lien waivers, estoppel certificates, subordination, non-disturbance, attornment, and similar agreements from Third Parties; provided, however, that no Subsequent Transaction or the closing thereof shall be a condition to the obligations of Parent, Merger Sub or the Company under Article VII of this Agreement or otherwise delay the Closing; and, provided, further, however, that for purposes of this Section 6.16, the Company and the Company Subsidiaries shall not be required, in connection with such cooperation, to (i) breach any agreement to which it is a party or otherwise subject, (ii) incur any costs or expenses to Third Parties unless Parent shall advance any costs or expenses therefor or (iii) enter into any agreement or undertake any obligation with respect thereto unless such agreement or obligation is subject to the Closing and does not become effective until on or after the Effective Time. The provision of due diligence and other information regarding the Company to counterparties to Subsequent Transactions shall be subject to the confidentiality requirements of Section 6.12 above. Further, while Parent may file and pursue applications for consents and approvals with Governmental Entities, including with respect to Licenses, in connection with Subsequent Transactions, Parent will not take any such actions that could impair any Company Health Care

Permits held by the Company or the Company Subsidiaries, result in any delay of Closing or result in any change of ownership status prior to the Effective Time with respect to any Licenses held by the Company or the Company Subsidiaries. Parent and the Company shall use commercially reasonable best efforts to cooperate in the provision of such information as may be reasonably requested by the issuer of the Solvency Opinion in connection with the preparation and rendering of the Bring Down Opinion (as defined below).
          Section 6.16.3 The Company shall use its commercially reasonable best efforts to cooperate, and cause the Company Subsidiaries to cooperate with Parent, in the negotiation, documentation and closing of the satisfaction, payoff, defeasance, refinancing or restructuring of any debt obligations of the Company or the Company Subsidiaries which Parent may desire to implement on or after the Effective Time and the removal of Liens in connection therewith (collectively, “Debt Satisfaction”), provided, however, that the Company shall not be required to enter into any agreement, or amend or modify any existing agreement, or incur any obligation, to effectuate such Debt Satisfaction unless such agreement, amendment, modification or obligation is subject to the Closing and does not become effective until on or after the Effective Time, and shall not be required to pay (other than contemporaneously with the Effective Time in amounts and with funding arranged and provided by Parent) any amounts to holders of debt obligations of the Company or the Company Subsidiaries to effectuate such Debt Satisfaction.
          Section 6.16.4 The Company shall use commercially reasonable efforts to cooperate, and cause the Company Subsidiaries to use commercially reasonable efforts to cooperate with the Parent, in the exercise and implementation of all purchase options for real property relating to the Leases (“Underlying Company Properties”), whether set forth in such Leases or negotiated by Parent, such that the Underlying Company Properties can be acquired by Parent’s designee at the Effective Time (collectively, the “Purchase Options”), provided, however, that (a) neither the acquisition of any Underlying Company Property, nor the obtaining of additional financing with respect thereto shall constitute a condition to or otherwise delay the Closing and (b) the Company shall not be required to enter into any agreement, or amend or modify any existing agreement, or incur any obligation, to effectuate the exercise or implementation of any Purchase Option unless such agreement, amendment, modification or obligation is subject to the Closing and does not become effective until on or after the Effective

Time, and shall not be required to pay (other than contemporaneously with the Effective Time in amounts and with funding arranged and provided by the Parent) any amounts to the landlords of Leases to effectuate such Purchase Options and acquisition of Underlying Company Properties.
     Section 6.17 Existing Obligations.
          Section 6.17.1 The Company and Parent shall use commercially reasonable best efforts to cooperate with one another to give notice to the holders of the Company’s 7 7/8% Senior Subordinated Notes due 2014 (the “7 7/8% Notes”), and to the trustee under the Indenture for the 7 7/8% Notes (the “7 7/8% Notes Indenture”), that is required in order to exercise on the Closing Date the Company’s right to redeem the 7 7/8% Notes under Section 3.07 of the 7 7/8% Notes Indenture and to satisfy and discharge the 7 7/8% Notes Indenture pursuant to Section 11.01 thereof. Any notice so provided shall be subject to the review and approval of Parent, which approval shall not be unreasonably withheld; provided, that, at the option of the Company, such notice of redemption may be conditioned on the occurrence of the Effective Time. Immediately prior to the Effective Time, Parent shall deposit or cause to be deposited with the Trustee under the 7 7/8% Notes Indenture funds sufficient to satisfy and discharge the 7 7/8% Notes Indenture pursuant to Section 11.01 thereof. The Company and Parent shall cooperate in good faith with one another in order to satisfy the conditions set forth in Section 11.01 of the 7 7/8% Notes Indenture as of the Effective Time.
          Section 6.17.2 The Company and Parent shall cooperate with one another to determine a date upon which the Company shall give notice to the holders of the Company’s 2.75% Convertible Subordinated Notes due 2033 (the “Convertible Notes”) and to the Trustee under the Indenture for the Convertible Notes, that the Company has entered into this Agreement and that, if the Merger occurs, the Common Stock of the Company then outstanding shall be converted into the right to receive the Merger Consideration. The Company will make available to holders of the Convertible Notes procedures reasonably satisfactory to Parent allowing the holders of the Convertible Notes to surrender Convertible Notes for conversion into Common Stock conditioned upon the satisfaction or waiver of all conditions to the Merger, with appropriate assurance that the Convertible Notes will be returned to the holders, or to Persons designated by such holders, in the event that this Agreement is terminated or the Merger has not occurred by the Termination Date, as it may be extended.

          Section 6.17.3 The Company shall take, or shall cause its applicable Affiliates to take, the vendor-related actions described in Section 6.17.3 of the Company Disclosure Schedule.
     Section 6.18 Deposit and Letter of Credit. In consideration for the Company entering into, and as an inducement and condition to the willingness of the Company to enter into, this Agreement, Parent has transferred to the Company $7,000,000 in immediately available funds as a good faith deposit (the “Initial BIF Deposit”); provided, that the Company shall return the Initial BIF Deposit and any accrued interest or earnings thereon to Parent in the event Parent terminates this Agreement pursuant to Section 8.1(d)(iv). No later than 5:00 P.M. New York City time on the 30th day following the date hereof, Parent shall (A) either (i) make an additional $53,000,000 good faith deposit (the “Subsequent BIF Deposit” and, together with the Initial BIF Deposit, the “BIF Deposit”) by wire transfer of immediately available funds to an account specified in writing by the Company or (ii) deliver to the Company an irrevocable letter of credit duly executed by HSBC USA, N.A., or another financial institution reasonably acceptable to the Company, in the form of Exhibit B hereto (including any substitute letter of credit as provided below, the “Letter of Credit”), and (B) provide an updated firm Equity Commitment Letter, which (i) shall provide that (x) the funding obligations thereunder are subject only to the conditions set forth herein and in the Debt Commitment Letters, and (y) that upon the delivery of the updated Debt Commitment Letters referred to in Section 6.2.1, such funding obligations shall be subject only to the conditions set forth herein and in such updated Debt Commitment Letters, and (ii) shall otherwise be in form and substance reasonably satisfactory to the Company. The Company will retain the BIF Deposit in a separate account as security for the payment of the Business Interruption Fee pursuant to Section 8.5 and shall not withdraw the BIF Deposit from such account prior to the termination of this Agreement under circumstances where the Business Interruption Fee is payable to the Company. The BIF Deposit shall be invested in United States treasury securities. Unless previously returned pursuant to the first sentence of this Section 6.18, the Company agrees to return the BIF Deposit (and any accrued interest or earnings thereon) and any Letter of Credit to Parent (or its designee) or if requested by Parent, deposit the BIF Deposit with the Exchange Agent, upon the earlier to occur of (i) the receipt of the Merger Consideration by the Exchange Agent or, if later, the Effective Time or (ii) the termination of this Agreement under circumstances where the Company is not entitled to the Business Interruption Fee pursuant to Section 8.5 (a “Return Event”). The Company and Parent further agree that if Parent fails to (i) make the Subsequent BIF Deposit or deliver the Letter of Credit or (ii) deliver the updated firm Equity Commitment Letter described above in form and substance reasonably satisfactory to the Company, in each case on or before 5:00 P.M. New York City time on the 30th day following the date hereof, Parent and Merger Sub shall thereupon be deemed in material breach of this Agreement unless and until Parent makes the Subsequent BIF Deposit or delivers the

Letter of Credit, and the Company shall have the right to retain the Initial BIF Deposit as the Business Interruption Fee and withdraw it from the separate account described above. In the event Parent delivers a Letter of Credit, Parent shall cause such Letter of Credit (or a substitute therefor in the form of Exhibit F hereto from a financial institution reasonably satisfactory to the Company) to remain in full force and effect until a Return Event has occurred and the Letter of Credit has been returned to Parent as here and above provided. In the event the Letter of Credit or any substitute therefor is scheduled to terminate within ten (10) Business Days and Parent has not provided the Company with a substitute Letter of Credit with a term of at least 90 additional days, the Company shall have the right to draw the full amount of the Letter of Credit and hold such funds as the Subsequent BIF Deposit.
     Section 6.19 Title Matters. Without Parent’s prior written consent, such consent not to be unreasonably withheld, the Company shall not knowingly take, knowingly fail to take or knowingly permit any action to be taken which shall as of the Closing Date change in any adverse manner (other than with respect to the creation or maintenance of any Permitted Encumbrance) the status of title to the Company Owned Properties or the Company Leased Health Care Facilities as represented by Section 4.17, except for any action taken in the ordinary course of business.
Article 7
Closing Conditions
     Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, or waiver, at or prior to the Closing Date of the following conditions:
          Section 7.1.1 Stockholder Approval. The Stockholder Approval shall have been obtained.
          Section 7.1.2 HSR Act, Government Consents and Approvals. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          Section 7.1.3 Consents and Approvals. (i) There shall be no statute, rule, regulation or executive or any other order or similar action of any Governmental Entity, which would render the Parties unable to consummate the Merger or make the Merger illegal or prohibit, restrict or delay consummation of the Merger (other than a de minimus civil violation of any Law that does not affect the ability of the Surviving Corporation, Parent or their Affiliates to obtain and maintain licenses, certifications, Company Health Care Permits, approvals, provider numbers and authorizations for the ownership and operation of Company Health Care Businesses or participation in any Company Health Care Program) and (ii) Parent shall have obtained the Government Consents necessary to operate one hundred (100) percent of the Company Health Care Facilities, as currently operated by and through the Company Subsidiaries, or, if Parent has obtained at least ninety-five (95) percent but less than one hundred (100) percent, the Company and Parent shall have been able to implement an Alternative Structure in compliance with all Legal Requirements as to those Company Health Care Facilities for which Parent did not obtain Government Consents.
     Section 7.1.4 No Injunctions or Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition prohibiting the consummation of the Merger shall be in effect; provided, however, that each of the Parties shall have used its commercially reasonable best efforts to resist, resolve or lift, as applicable, any such Law or Order and shall have complied in all material respects with its obligations under Section 6.5; provided, further, that the right to assert this condition shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.
     Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any one or more of which may be waived in writing by Parent.
          Section 7.2.1 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to Significance, materiality or a Company Material Adverse Effect, except for such failures to be true and correct which, individually or in the aggregate, do not result in a Company Material Adverse Effect; provided, however, that this exception does not limit the requirement that the other conditions in this Section 7.2 be satisfied or waived.
          Section 7.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
          Section 7.2.3 Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 7.2.1 and 7.2.2.
          Section 7.2.4 That none of the following events have occurred:
          (i) any one or more of the Property Restrictions or other Liens (other than any Permitted Encumbrances) that materially impairs the use or occupancy of any one or more of the Company Properties causes one or more of the Institutional Lenders to reduce one or more of their loan amounts or require reserves or funding holdbacks, individually or in the aggregate, in an amount equal to or greater than $75,000,000;
          (ii) any one or more violations of any Land Use Requirement or Environmental Laws with respect to any one or more of the Company Properties that causes one or more of the Institutional Lenders to reduce one or more of their loan amounts or require reserves or funding holdbacks, individually or in the aggregate (together with any reduction, reserve or holdback determined under Section 7.2.4(i)) in an amount equal to or greater than $125,000,000; the term “Land Use Requirement” shall mean zoning, building code and other land use Law regulating the use or occupancy of any real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property but shall exclude any amounts attributable to deferred maintenance or capital expenditures unless the subject thereof, if not remediated, would constitute a violation of any Land Use Requirement or Environmental Law; or

          (iii) if Purchaser has complied with its obligations arising pursuant to Section 6.5.2, failure to obtain any necessary License required in order to make consummation of the Merger not in violation of any applicable Laws or, as applicable, failure to implement, in compliance with Laws, an Alternative Structure, in each case primarily as a result of (x) an action or omission by the Company or any Company Subsidiary in connection with an application for any such required License, or (y) a current practice of the Company or any Company Subsidiary not in compliance with Legal Requirements.
          Section 7.2.5 The holders of no more than ten (10) percent of the Shares (other than Shares beneficially owned, directly or indirectly by Parent or any Person acting in concert with Parent) shall have perfected appraisal rights under Section 262 of the GCL.
          Section 7.2.6 Except as set forth in Section 7.2.6 of the Company Disclosure Schedule, no Company Health Care Permit necessary to the operation of the Company, the Company Subsidiaries or the Company Health Care Businesses, shall have been suspended, revoked or terminated and neither the Company nor any Company Subsidiary shall have been excluded, debarred or disqualified from participation in any Company Health Care Program.
          Section 7.2.7 The Company shall have given a redemption notice to the holders of the 7 7/8% Notes and the Trustee under the 7 7/8% Notes Indenture prior to the Effective Time as contemplated by section 6.17.1 and any Liens securing such notes shall have been released; provided, that Parent has provided the funds to implement the satisfaction and discharge thereof. The other indebtedness for borrowed money of the Company and Liens securing such indebtedness shall be paid off and released at the Effective Time, other than Permitted Debt, provided, that the Parent has arranged for provision of funds to implement such redemption, pay-off and release.
          Section 7.2.8 Subject to the baskets provided in Sections 7.2.4(i) and (ii), with respect to each of the Company Owned Properties and the Company Leased Health Care Facilities, Land America Title Insurance Company located at 1050 Wilshire Drive, Suite 310, Troy, Michigan, 48084, Attention: Carol Ann Martinelli and such co-insurers or re-insurers as reasonably required by Parent and/or any institutional lender similar to Wachovia Bank, National Association, Capital Source Finance LLC and Credit Suisse First Boston LLC (the “Title

Company”), shall issue owner, leasehold owner and mortgagee title insurance policies effective as of Closing, in each case at reasonable rates for the respective states, subject only to the Permitted Encumbrances with such endorsements and affirmative coverages reasonably requested by such an institutional lender and available for issuance by the Title Company.
          Section 7.2.9 Leasehold Consents. All of the consents and approvals specified in Section 7.2.9 of the Company Disclosure Schedule shall have been obtained, except for such consents which, if not so obtained, would, upon the consummation of the transactions contemplated by this Agreement, not reasonably be expected to have a Company Material Adverse Effect.
          Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any one of which may be waived in writing by the Company.
          Section 7.3.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality, except for such failures to be true and correct which, individually or in the aggregate, do not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or which would prevent or materially impede, interfere with, hinder or delay the consummation of the Merger; provided, however, that this exception does not limit the requirement that the other conditions in this Section 7.3 be satisfied or waived.
          Section 7.3.2 Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Effective Time.
          Section 7.3.3 Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent to the effect set forth in Sections 7.3.1 and 7.3.2.

          Section 7.3.4 Solvency Opinion. The Company shall have received (i) the Solvency Opinion addressed to the Company and the Board on or before the date and in the form required by Section 6.13, and (ii) the “bring down” of the Solvency Opinion addressed to the Company Board as contemplated by Section 6.13.
     Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.
Article 8
Termination, Amendment and Waiver
     Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after the Stockholder Approval:
          (a) By mutual written consent of Parent and the Company;
          (b) by either Parent or the Company (if, in the case of the Company, it complied with Section 6.4 in all material respects):
               (i) if the Stockholder Approval is not obtained at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;
               (ii) if the Merger shall not have been consummated by March 1, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; provided, further, that notwithstanding the previous limitation, the Termination Date shall not be extended in perpetuity until such breach is cured, but the non-breaching Party shall be obligated to elect either: (i) to close over such breach following a reasonable period of time necessary to cure such breach, or (ii) to terminate this Agreement on a date certain to not exceed June 30, 2006, and upon any failure to make such election, this Agreement shall automatically terminate as of June 30, 2006; and provided, further, that the Company or Parent shall have the right to extend the Termination Date until June 30, 2006 solely for the purpose of securing Government Consents and approvals to satisfy the condition contained in Section 7.1.3; or
               (iii) if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any Order of any Governmental Entity having competent jurisdiction enjoining the Company, Parent or Merger Sub from consummating the Merger is entered and such Order has become final and nonappealable and, prior to termination pursuant to this Section 8.1(b)(iii) each of the Parties shall have used its commercially reasonable best efforts to resist, resolve or lift, as applicable, the Law or Order and shall have complied in all material respects with its obligations under Section 6.5; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.
          (c) by the Company:
               (i) if (x) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied, (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied or (z) Mr. Schron shall have breached the Equity Commitment Letter or there shall have been a breach of Section 6.14, and, in the case of (x), (y) or (z), such breach is incapable of being cured by the Termination Date or is not cured within twenty (20) Business Days (or, in the case of clause (z), ten (10) Business Days) after Parent or Merger Sub receives written notice of such breach from the Company;
               (ii) if prior to the obtaining of the Stockholder Approval (w) the Company Board has received a Takeover Proposal, (x) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Takeover

Proposal constitutes a Superior Proposal and (i) has authorized the Company, subject to complying with this Agreement, to enter into a binding written agreement to consummate the transaction constituting such Superior Proposal, and (ii) has concluded that such action is necessary for the members of the Company Board to comply with their fiduciary duties to the holders of Company Common Stock under applicable Law, (y) the Company has complied in all material respects with Section 6.4, and (z) no later than the day of such termination, the Company has paid in immediately available funds the Termination Fee in accordance with Section 8.4; or
               (iii) Parent fails (i) to provide the Subsequent BIF Deposit or deliver the Letter of Credit, or (ii) to provide the Solvency Opinion or (iii) provide the firm Equity Commitment Letter referred to in Section 6.18, in each case on or before 5:00 P.M. New York City time on the 30th day following the date hereof.
          (d) by Parent:
               (i) (x) if the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the Termination Date or is not cured by the Company within twenty (20) Business Days after the Company receives written notice of such breach from Parent or Merger Sub;
               (ii) if, prior to the obtaining of the Stockholder Approval, (x) a Company Adverse Recommendation Change shall have occurred, (y) the Company has failed to include the Company Recommendation in the Proxy Statement or (z) the Company Board approves or recommends a Takeover Proposal to the holders of Company Common Stock or approves or recommends that holders of Company Common Stock tender their shares of Company Common Stock in any tender offer or exchange offer that is a Takeover Proposal;
               (iii) if the conditions set forth in Section 7.2.4 shall not have been satisfied and the Termination Date shall have occurred; or

               (iv) subject to the good faith efforts of Parent to negotiate with the relevant appraisers any necessary revisions to such appraisals, at any time before 5:00 P.M. New York City time on August 23, 2005, in the event that either of the Institutional Lenders providing real estate related financing in accordance with the relevant Debt Commitment Letter shall have advised Parent in writing that they have concluded that the appraisals for the Company Owned Health Care Facilities cannot be revised by an amount sufficient to increase the aggregate appraised value of such Company Owned Health Care Facilities to $1,650,000,000.
     Section 8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that (i) the provisions of this Section 8.2, Sections 8.3, 8.4, 8.5 and Article 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) the Termination Fee and/or Parent Expenses shall be the exclusive remedy of Parent and Merger Sub under circumstances where the Termination Fee and/or Parent Expenses is or are payable by the Company and the Business Interruption Fee shall be the exclusive remedy of the Company under circumstances where the Business Interruption Fee is payable by Parent; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive damages.
     Section 8.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.
     Section 8.4 Termination Fee and Parent Expenses.
          Section 8.4.1 If this Agreement is terminated pursuant to Section 8.1(b)(i) in the event no Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal after the date hereof and prior to the date of termination (or such a Takeover Proposal shall have become publicly disclosed) and neither

Parent, Merger Sub nor SBEV is in material default of this Agreement at the time of such Termination, then the Company shall pay Parent the Parent Expenses, not to exceed $30,000,000. If this Agreement is terminated pursuant to Section 8.1(c)(ii) and neither Parent, Merger Sub nor SBEV is in material default of this Agreement at the time of such termination, then the Company shall pay Parent (i) $3,500,000, if such termination occurs prior to 5:00 P.M. New York City time on August 23, 2005, (ii) $20,000,000, in the event of any such termination after such time and date and prior to Parent’s performance of its obligations pursuant to Section 6.18 hereof to (i) make the Subsequent BIF Deposit or deliver the Letter of Credit and (ii) deliver the updated Equity Commitment Letter, or (iii) $60,000,000 in the event of such termination at any time following Parent’s compliance with such obligation, in any case not later than the day of such termination. If this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(d)(i) and neither Parent, Merger Sub nor SBEV is in material default of this Agreement at the time of such termination, then, in the event that, (i) after the date hereof and prior to such termination, any Third Party shall have made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal and (ii) within nine (9) months of the termination of this Agreement the Company enters into a definitive agreement with any Third Party with respect to a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent) or any Takeover Proposal is consummated by a Third Party (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent), then the Company shall pay, or cause to be paid to, Parent (A) $20,000,000, in the event of such termination prior to Parent’s performance of its obligations pursuant to Section 6.18 hereof to (i) make the Subsequent BIF Deposit or deliver the Letter of Credit and (ii) deliver the updated Equity Commitment Letter, or (B) $60,000,000 in the event of such termination at any time following Parent’s compliance with such obligation, in either case upon consummation of such Takeover Proposal. If this Agreement is terminated pursuant to Section 8.1(d)(ii) in circumstances unrelated to a Takeover Proposal and neither Parent, Merger Sub nor SBEV is in material default of this Agreement at the time of such termination, the Company shall pay Parent the Parent Expenses, not to exceed the lesser of (x) the BIF Deposit at the time of such termination (including funds available under the Letter of Credit), and (y) $30,000,000. If this Agreement is terminated pursuant to Section 8.1.(d)(ii) in circumstances related to a Takeover Proposal and neither Parent, Merger Sub nor SBEV is in material default of this Agreement at the time of such termination, the Company shall pay Parent the lesser of (x) the BIF Deposit at the time of such termination (including funds available under the Letter of Credit) and (y) $60,000,000. Any amount paid pursuant to this Section 8.4.1, whether characterized as Parent Expenses or otherwise, the “Termination Fee”. The Termination Fee (including any Parent Expenses) shall be paid by wire transfer of immediately available funds to an account designated in writing to the Company by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to paid, the Termination Fee (including any Parent Expenses) on more than one occasion.
          Section 8.4.2 The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee or Parent Expenses is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.4.1 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or Parent Expenses, and, in order to obtain such payments Parent commences a suit which results in a judgment against the Company for the Termination Fee or Parent Expenses, the Company shall pay to Parent its costs and expenses (including reasonable attorney’s fees) in connection with such suit.
     Section 8.5 Business Interruption Fee.
          Section 8.5.1 In the event that this Agreement is terminated:
          (i) pursuant to Section 8.1(b)(ii), and on the date of such termination the conditions set forth in Sections 7.1.1, 7.1.2, 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonably capable of being satisfied on the date of termination;
          (ii) pursuant to Section 8.1(c)(i) and on the date of such termination the conditions set forth in Sections 7.1.2, 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonably capable of being satisfied on the date of termination;

          (iii) pursuant to Section 8.1(c)(iii), and on the date of such termination the conditions set forth in Sections 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonably capable of being satisfied on the date of termination; or
          (iv) pursuant to Section 8.1(d)(iii), and on the date of such termination the conditions set forth in Sections 7.1.1, 7.1.2, 7.1.4, 7.2.1 and 7.2.2 have been satisfied or, in the case of any such conditions required to be satisfied on the Closing Date or as of the Effective Time, would be reasonable capable of being satisfied on the date of termination, then, in the case of (i), (ii), (iii) or (iv), then, in such event, Parent shall pay the Company the Business Interruption Fee, which amount in any case shall not be subject to offset or deduction of any kind, except in the event of (iii), if the Company has retained the Initial BIF Deposit, the Business Interruption Fee shall be reduced by the amount of the Initial BIF Deposit and any interest that has accrued thereon. The Business Interruption Fee shall be paid by application of the BIF Deposit and/or by drawing upon the Letter of Credit, or if the funds in the BIF Deposit account and/or available under the Letter of Credit are insufficient, by wire transfer of the balance of the Business Interruption Fee owing to the Company in immediately available funds to an account specified by the Company in writing to Parent on (i) the date of termination of this Agreement by Parent or (ii) the second Business Day following termination of this Agreement by the Company. For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to paid, the Business Interruption Fee on more than one occasion. “Business Interruption Fee” shall mean:
          (x) in respect of a termination described in clause (iv) of this Section 8.5.1, $7,000,000; and
          (y) in respect of a termination described in clauses (i), (ii), or (iii) of this Section 8.5.1, (A) at any time prior to the receipt of the Subsequent BIF Deposit or Letter of Credit, $7,000,000, or (B) at any time following receipt of the Subsequent BIF Deposit or Letter of Credit, $60,000,000.
          Section 8.5.2 Parent acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under the circumstances where a Business Interruption Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.5.1 are reasonable forecasts of the actual damages that may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the Business Interruption Fee, and, in order to obtain such payment the company commences a suit which results in a judgment against Parent for the Business Interruption Fee, Parent shall pay to the Company its costs and expenses (including reasonable attorney’s fees) in connection with such suit.
     Section 8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, subject to Section 8.7, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     Section 8.7 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Agreement by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties.

Article 9
General Provisions
     Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Article 9, the agreements of Parent, Merger Sub and the Company in Section 3.5 (Company Equity and Long-Term Incentive Awards), 6.8 (Employee Matters), Section 6.9 (Indemnification of Directors and Officers) and Section 8.3 (Fees and Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.
     Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:
If to Parent or Merger Sub, addressed to it at:
North American Senior Care, Inc.
Attention: Mark Goldsmith, Esq.
Troutman Sanders LLP
405 Lexington Avenue
New York, New York 10174
Facsimile: (212) 704-6288
Email: mark.goldsmith@troutmansanders.com
If to SBEV, addressed to it at:
SBEV Property Holdings LLC
c/o Leonard Grunstein, Esq.
Troutman Sanders LLP
405 Lexington Avenue
New York, New York 10174
Facsimile: (212) 704-5910
Email: leonard.grunstein@troutmansanders.com

If to the Company, addressed to it at:

Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas 72919
Attention: Douglas J. Babb, Esq.
Facsimile: (479) 201-4801
Email: Doug_Babb@beverlycorp.com

with a mandated copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4802
Attention: Charles M. Nathan
John E. Sorkin
Facsimile: (212) 751-4864
Email: charles.nathan@lw.com
john.sorkin@lw.com

and

Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, D.C. 20004
Attention: Bruce Wilson
Facsimile: (202) 778-5400
Email: bwilson@cov.com
     Section 9.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.
     Section 9.5 SBEV Obligations.
          Section 9.5.1 SBEV is a party to this Agreement solely for purposes of this Article 9, and in accordance with such limited purposes, makes the following representations and warranties: (i) SBEV has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for herein; (ii) the execution and delivery of this Agreement by SBEV and the consummation by SBEV of the transactions provided for herein have been duly and validly authorized by all necessary limited liability company action on the part of SBEV and no other proceedings on the part of SBEV are necessary to authorize this Agreement or to consummate the transactions provided for herein; and (iii) this Agreement has been duly authorized and validly executed and delivered by SBEV and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of SBEV, enforceable against SBEV in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          Section 9.5.2 SBEV shall use its commercially reasonable best efforts to complete the transactions contemplated by the Commitments in accordance with the terms of the Commitments (including obtaining rating agency approvals, maintaining in effect the Commitments, satisfying on a timely basis all conditions applicable to SBEV to obtaining the financing contemplated by the Commitments (including by consummating the financing contemplated by the Equity Commitment Letter(s)), negotiating definitive agreements with respect thereto on terms and conditions contained therein, satisfying all conditions applicable to SBEV in such definitive agreements that are within its control and, if necessary, borrowing pursuant to the Debt Commitment Letters in the event the “flex” provisions are exercised), with such changes as SBEV may desire, in order to have available to Parent the Merger Consideration and other transaction costs at or prior to the Closing; provided, however, that in no event will SBEV make any changes that would be reasonably expected to have a material adverse effect on the solvency of the Company upon the consummation of the Merger; provided, further, that, except as expressly permitted by Section 6.14, such changes must be approved in writing by the Company (such approval not to be unreasonably withheld). SBEV agrees to enforce the terms of the Commitments for the benefit of Parent and Merger Sub, and to provide the proceeds of loans and funding received thereunder for Parent and Merger Sub for purposes of paying the Merger Consideration.
     Section 9.6 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Commitments and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, are not (other than in the case of Sections 3.5, 6.8, 6.9 and 6.13) intended to confer upon any other Person any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE DISCLOSURE SCHEDULES, NONE OF PARENT, MERGER SUB AND THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
     Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

     Section 9.8 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.
     Section 9.9 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
          Section 9.9.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
          Section 9.9.2 The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled pursuant to the terms of this Agreement, at law or in equity. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Chancery Court of the State of Delaware and the Federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.
     Section 9.10 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 9.11 Specific Performance. The Company acknowledges and agrees that the Parent would be damaged irreparably in the event that the obligations of the Company to close the transactions contemplated by this Agreement and to call and hold a Company Stockholders Meeting pursuant to Sections 6.2.3 and 6.4.2 hereof, are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Company agrees that Parent shall be entitled to an injunction or injunctions, and to enforce specifically (i) the closing under this Agreement as long as the Company is not entitled to terminate this Agreement and all of the conditions to the Company’s obligations in Article 7 shall have been fulfilled and (ii) the obligations of the Company under Sections 6.2.3 and 6.4.2 to duly call, give notice of, convene and hold a Company Stockholders Meeting for the purposes of the approving the Merger, approving and adopting this Agreement and approving the transactions contemplated by this Agreement, in any court having personal and subject matter jurisdiction, in addition to any other remedy to which Parent may be entitled at law or in equity.
     Section 9.12 Representations and Warranties and Company Disclosure Schedule. The Company will identify disclosures in the Company Disclosure Schedule by referring to a specific section of this Agreement with cross references to other sections to which the disclosure of any such fact or item is relevant; provided, that the Company will be deemed to have disclosed the relevant fact or item with respect to another section without a cross-reference so long as the relevance of such disclosure to such other section is reasonably apparent on the face of the Company Disclosure Schedule; provided, further, that the failure to repeat an item identified in a section of the Company Disclosure Schedule, employ a section reference or cross-reference such item in another section where such reference would be appropriate and is not reasonably apparent on the face of the Company Disclosure Schedule, shall not, in and of itself, constitute a breach of a representation or warranty of the section from which the reference is omitted.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORTH AMERICAN SENIOR CARE, INC.

By:	/s/ Mark Goldsmith

Name: Mark Goldsmith
Title: President

NASC ACQUISITION CORP.

By:	/s/ Mark Goldsmith

Name: Mark Goldsmith
Title: President

BEVERLY ENTERPRISES, INC.

By:	/s/ William R. Floyd

Name: William R. Floyd
Title: Chairman, President and Chief Executive Officer

SBEV PROPERTY HOLDINGS LLC

By:	/s/ Leonard Grunstein

Name: Leonard Grunstein
Title: Manager

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NASC ACQUISITION CORP.
     The original Certificate of Incorporation of NASC Acquisition Corp. (the “Corporation”), as filed with the Delaware Secretary of State on August 9, 2005, is hereby amended and restated as permitted by Section 241 of the General Corporation Law of the State of Delaware (“DGCL”) by deleting said Certificate of Incorporation in its entirety and amending and restating the same as set forth herein. In accordance with Section 241(b) of the DGCL, this Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was duly adopted and approved by the sole Incorporator of the Corporation on August 15, 2005. The Corporation has not received any payment for any of its stock and the Amended and Restated Certificate was duly adopted in accordance with the provisions of Sections 241 and 245 of the DGCL. The Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety as follows:
     FIRST: The name of the Corporation is NASC Acquisition Corp.
     SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of the registered agent of the Corporation is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
     FOURTH: The aggregate number of shares that the Corporation shall have authority to issue is 100,000 shares designated as common stock, par value $0.01 per share.
     FIFTH: [Intentionally omitted.]
     SIXTH: The Corporation is to have perpetual existence.
     SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
     EIGHTH:
     (a) The governing board of the Corporation shall be known as the Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation.
     (b) In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.
     (c) Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
     NINTH:
     A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.
     Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.
     TENTH:
     The Corporation shall indemnify to the full extent permitted by law (such as it presently exists or may hereafter be amended) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.
     Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of such person existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

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     ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     THE UNDERSIGNED, has executed this Amended and Restated Certificate of Incorporation as of August 16, 2005.

/s/ Ron Steinfeld
Ron Steinfeld, Incorporator

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BY-LAWS
OF
NASC ACQUISITION CORP.
_____________

ARTICLE I
OFFICES
          SECTION 1. REGISTERED OFFICE. The corporation’s registered office in the State of Delaware shall be established and maintained at the office of The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and such office shall be the registered agent of this corporation in charge of the corporation’s registered office in the State of Delaware.
          SECTION 2. OTHER OFFICES. The corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
          SECTION 1. ANNUAL MEETINGS. Annual meetings of stockholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting.
          If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.
          SECTION 2. OTHER MEETINGS. Meetings of stockholders for any purpose other than the election of directors may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting.

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          SECTION 3. VOTING. Each stockholder entitled to vote in accordance with the terms of the corporation’s certificate of incorporation and these by-laws shall be entitled to vote, in person or by proxy, but no proxy shall be voted after three years from its date unless that proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors and the vote upon any question before the meeting, shall be by ballot. All elections for directors shall be decided by plurality vote and all other votes shall be decided by majority vote except as otherwise provided by the corporation’s certificate of incorporation or the laws of the State of Delaware.
          SECTION 4. QUORUM. Except as otherwise required by law, by the corporation’s certificate of incorporation or by these by-laws, the presence, in person or by proxy, of stockholders holding a majority of the stock of the corporation entitled to vote shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.
          SECTION 5. SPECIAL MEETINGS. Special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, or by resolution of the majority of the Board of Directors or by vote of the stockholders holding 25% or more of the outstanding stock of the corporation. Any business (regardless of whether specified in the notice of meeting) may be conducted at a special meeting.
          SECTION 6. NOTICE OF MEETINGS. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat at his address as it appears on the records of the corporation, not less than ten (10) nor more than sixty (60) days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.
          SECTION 7. ACTION WITHOUT MEETING. Unless otherwise provided by the corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

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ARTICLE III
DIRECTORS
          SECTION 1. NUMBER AND TERM. The number of directors constituting the Board of Directors shall be not more than ten (10) nor less than one (1), as fixed from time to time in these by-laws or by action of the Board of Directors. The initial number of directors shall be one (1). Except as otherwise permitted in these by-laws (including but not limited to Section 3 of this Article III) or as otherwise permitted under the applicable provisions of the Delaware General Corporation Law (including but not limited to section 223 thereof), the directors shall be elected at the annual meeting of the stockholders. Each director shall be elected to serve until his or her successor shall be elected and shall qualify. Directors need not be stockholders.
          SECTION 2. RESIGNATIONS. Any director, member of a committee or other officer may resign at any time. That resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chief Executive Officer, President or Secretary. The acceptance of a resignation shall not be necessary to make it effective.
          SECTION 3. VACANCIES. If the office of any director becomes vacant for whatever reason (including by reason of retirement, resignation, death or disability, or as a result of removal for or without cause or as a result of an increase in the number of directors), then such vacancy may be filled by a majority of the directors then in office, though less than a quorum, or, if no such director exists, such vacancy may be filled by the stockholders.
          SECTION 4. REMOVAL. Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote, at a special meeting of the stockholders called for the purpose, and (without limiting the power of the directors then remaining in office to fill such vacancy pursuant to Section 3 of this Article III) the vacancies thus created may be filled, at the meeting held for the purpose of such removal, by the affirmative vote of a majority in interest of the stockholders entitled to vote.
          If the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, these provisions shall apply, with respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.
          SECTION 5. INCREASE OR DECREASE OF NUMBER. The number of directors may be increased or decreased by the affirmative vote of a majority of the directors, though less than a quorum, or by the affirmative vote of a majority in interest of the stockholders. No decrease in the number of directors shall reduce the term of any person then serving as a director.

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          SECTION 6. POWERS. The Board of Directors shall exercise all of the powers of the corporation except such powers as are by law, or by the corporation’s certificate of incorporation or by these by-laws, conferred upon or reserved to the stockholders.
          SECTION 7. COMMITTEES. The Board of Directors may, by resolution or resolutions passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member or members.
          Any committee, to the extent provided in the resolution of the Board of Directors, or in these by-laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation; but no committee shall have the power or authority in reference to amending the corporation’s certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and, unless the resolution, these by-laws or the corporation’s certificate of incorporation expressly so provide, no committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.
          SECTION 8. MEETINGS. The directors elected upon any annual meeting of the stockholders may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of that meeting may be fixed by consent in writing of all the directors.
          Regular meetings of the directors may be held without notice at such places and times as shall be determined from time to time by resolution of the directors.
          Special meetings of the board may be called by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary on the written request of a majority of the directors on at least two days notice to each director and shall be held at such place or places as may be determined by the directors, or as shall be stated in the call of the meeting.
          Unless otherwise restricted by the corporation’s certificate of incorporation or these by-laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

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          SECTION 9. QUORUM. A majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting that is so adjourned.
          SECTION 10. COMPENSATION. Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the board a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing in these by-laws shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.
          SECTION 11. ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if a written consent thereto is signed by all members of the board or committee, as the case may be, and that written consent is filed with the minutes of proceedings of the board or committee.
ARTICLE IV
OFFICERS
          SECTION 1. OFFICERS. The officers of the corporation shall be a President and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office until their successors are elected and qualified. In addition, the Board of Directors may elect a Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a Treasurer, one or more Vice Presidents and such Assistant Secretaries and Assistant Treasurers as it may deem proper. None of the officers of the corporation need be directors.
          Each of the foregoing officers shall have the power and authority to sign instruments and stock certificates in accordance with section 103(a)(2) of the Delaware General Corporation Law and to sign agreements on behalf of the corporation. The officers shall be elected at the first meeting of the Board of Directors after each annual meeting of the stockholders. Any two or more offices may be held at the same time by the same person. Any officer may be removed, with or without cause, by the Board of Directors. Any vacancy may be filled by the Board of Directors.
          SECTION 2. OTHER OFFICERS AND AGENTS. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
          SECTION 3. CHAIRMAN OF THE BOARD. The Chairman of the Board, if one be elected, shall be a director of the corporation, shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, and shall have such other power and

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authority and perform such other duties as may be prescribed by these by-laws or as may be assigned from time to time by the Board of Directors.
          SECTION 4. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer, if one be elected, shall, in the absence or disability of the Chairman of the Board, preside at all meetings of the stockholders and at all meetings of the Board of Directors, and shall have general supervision, direction and control of the business and affairs of the corporation subject to the authorization and control of the Board of Directors, and shall have such other power and authority and perform such other duties as may be prescribed by these by-laws or as may be assigned from time to time by the Board of Directors.
          SECTION 5. PRESIDENT. The President shall, in the absence or disability of the Chairman of the Board and the Chief Executive Officer, preside at all meetings of the stockholders and at all meetings of the Board of Directors, and shall have such other power and authority and perform such other duties as may be prescribed by these by-laws or as may be assigned from time to time by the Board of Directors or the Chief Executive Officer.
          In the absence or disability of the Chief Executive Officer, or if no Chief Executive Officer is elected, the President, if available, shall have the authority, and shall perform the duties, of the Chief Executive Officer.
          SECTION 6. CHIEF OPERATING OFFICER. The Chief Operating Officer, if one be elected, shall have such power and authority and perform such duties as may be prescribed by these by-laws or as may be assigned from time to time by the Board of Directors, the Chief Executive Officer or the President.
          In the absence or disability of the President, the Chief Operating Officer, if available, shall have the authority, and shall perform the duties, of the President. In addition, in the absence or disability of the Chief Executive Officer and the President, the Chief Operating Officer, if available, shall have the authority and perform the duties of the Chief Executive Officer.
          SECTION 7. CHIEF FINANCIAL OFFICER. The Chief Financial Officer, if one be elected, shall have the custody of the corporate funds and securities, shall keep full and accurate account of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuables in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.
          The Chief Financial Officer shall disburse the funds of the corporation as may be ordered by the Board of Directors, the Chief Executive Officer or the President, taking proper vouchers for such disbursements. He shall render to the Chief Executive Officer, the President and the Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond for the faithful discharge of his duties in such amount and with such surety as the Board of Directors shall prescribe.

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          SECTION 8. VICE PRESIDENT. Each Vice President shall have such power and authority and perform such duties as may be prescribed by these by-laws or as may be assigned from time to time by the Board of Directors, the Chief Executive Officer, the President or the Chief Operating Officer.
          The Board of Directors may designate one or more Vice Presidents, in such order of priority as shall be specified by the Board of Directors, to have the authority and to perform the duties of (i) the Chief Executive Officer in the absence or disability of the Chief Executive Officer, the President and the Chief Operating Officer, (ii) the President in the absence or disability of the President and the Chief Operating Officer, and (iii) the Chief Operating Officer in the absence or disability of the Chief Operating Officer; provided, however, that no Vice President shall have such authority or perform such duties unless specifically designated for that purpose by the Board of Directors.
          SECTION 9. TREASURER. The Treasurer, if one be elected, shall have such power and authority and perform such other duties as may be prescribed by these by-laws or as may be assigned from time to time by the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer.
          In the absence or disability of the Chief Financial Officer, the Treasurer, if available, shall have the authority, and shall perform the duties, of the Chief Financial Officer.
          SECTION 10. SECRETARY. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these by- laws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chief Executive Officer, the President, the Chairman of the Board or by the Board of Directors or stockholders, upon whose requisition the meeting is called as provided in these by- laws.
          The Secretary shall record all the proceedings of the meetings of the corporation and of the directors in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the Chief Executive Officer, the President or the Board of Directors.
          SECTION 11. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. Assistant Treasurers, if any shall be elected, shall, in the absence of the Treasurer, have the authority, and perform the duties, of the Treasurer, and shall have such other power and authority and perform such other duties as may be prescribed by these by-laws or as may be assigned from time to time by the Board of Directors, the Chief Executive Officer, the President or the Treasurer.
          Assistant Secretaries, if any shall be elected, shall, in the absence of the Secretary, have the authority, and perform the duties, of the Secretary, and shall have such other power and authority and perform such other duties as may be prescribed by these by-laws or as may be assigned from time to time by the Board of Directors, the Chief Executive Officer, the President or the Secretary.

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ARTICLE V
INDEMNIFICATION
          SECTION 1. RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or Officer of the Corporation, a Director or Officer of Beverly Enterprises, Inc., a Delaware corporation (“Beverly”), a Director or Officer of Beverly Enterprises, a California corporation (“Beverly California”), prior to the merger of Beverly Merger, Inc., a subsidiary of Beverly organized under California law, into Beverly California, or is or was serving at the request of the Corporation as a Director, Officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Corporation.
          SECTION 2. PREPAYMENT OF EXPENSE. The Corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a Director or Officer in his or her capacity as a Director or Officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Director or Officer to repay all amounts advanced if it should be ultimately determined by that the Director or Officer is not entitled to be indemnified under this Article or otherwise.
          SECTION 3. CLAIMS. If a claim for indemnification or payment of expenses under this Article V is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim arid, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
          SECTION 4. NONEXCLUSIVITY OF RIGHTS. The rights conferred on any person by this Article V shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation of the Corporation, these By-laws, agreement, vote of stockholders or disinterested directors or otherwise.
          SECTION 5. CONTRACTS AND ARRANGEMENTS. The Corporation may enter into contracts providing indemnification to the full extent authorized or permitted by the General Corporation Law of the State of Delaware and may create a trust fund, grant a security

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interest and/or use other means (including, without limitation, letters of credit, surety bonds and other similar arrangements) to ensure the payment of such amounts as may become necessary to effect indemnification pursuant to such contracts or otherwise.
          SECTION 6. AMENDMENT OR REPEAL. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
ARTICLE VI
MISCELLANEOUS
          SECTION 1. CERTIFICATES OF STOCK. Certificates of stock, signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice President, and the Chief Financial Officer or the Treasurer or an Assistant Treasurer or Secretary or an Assistant Secretary, shall be issued to each stockholder certifying the number of shares owned by him in the corporation. Any or all the signatures may be facsimiles.
          SECTION 2. FRACTIONAL SHARE INTERESTS. The Corporation may, but shall not be required to, issue fractions of a share. If the Corporation does not issue fractions of a share, the Board of Directors shall determine how to compensate those entitled to such fractions of a share.
          SECTION 3. LOST CERTIFICATES. A new certificate of stock may be issued in the place of any certificate theretofore issued by the corporation, alleged to have been lost or destroyed, and the directors may, in their discretion, require the owner of the lost or destroyed certificate, or his legal representatives, to give the corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the corporation against any claim that may be made against it on account of the alleged loss of the certificate or the issuance of the new certificate.
          SECTION 4. TRANSFER OF SHARES. The shares of stock of the corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon transfer the old certificates shall be surrendered to the corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the directors may designate, by whom they shall be canceled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.
          SECTION 5. STOCKHOLDERS RECORD DATE. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or

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exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of the meeting, nor more than sixty (60) days before any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
          SECTION 6. DIVIDENDS. Subject to the provisions of the corporation’s certificate of incorporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the corporation available for dividends, such sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the corporation.
          SECTION 7. FISCAL YEAR. The fiscal year of the corporation shall be determined by resolution of the Board of Directors.
          SECTION 8. CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers or agent or agents of the corporation, and in such manner, as shall be determined from time to time by resolution of the Board of Directors.
          SECTION 9. NOTICE AND WAIVER OF NOTICE. Whenever any notice is required by these by-laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his address as it appears on the records of the corporation, and such notice shall be deemed to have been given on the day of the mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute.
     Whenever any notice whatsoever is required to be given under the provisions of any law, or under the provisions of the corporation’s certificate of incorporation or these by-laws, a waiver thereof in writing, signed by the person or persons entitled to that notice, whether before or after the time stated therein, shall be deemed equivalent to that notice.
ARTICLE VII
AMENDMENTS
     These by-laws may be altered or repealed and by-laws may be made at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed alteration or repeal of the by-law or by-laws to be made be contained in the notice of that special meeting, by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat or by action without a meeting of stockholders pursuant to Section 7 of Article II of these

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by-laws, or by the affirmative vote of a majority of the Board of Directors, at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors, if notice of the proposed alteration or repeal, or of the by-law or by-laws to be made, be contained in the notice of that special meeting or by action without a meeting of directors pursuant to Section 11 of Article III of these by-laws.

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Exhibit B
FORM OF LETTER OF CREDIT

ISSUE DATE: [_________ __], 2005
L/C NO.:

APPLICANT:

[_________________________] [_________________________] [_________________________] [_________________________]
BENEFICIARY:

BEVERLY ENTERPRISES, INC.	AMOUNT: USD 53,000,000.00
ONE THOUSAND BEVERLY WAY	(FIFTY THREE MILLION AND 00/100
FORT SMITH, ARKANSAS 72919	UNITED STATES DOLLARS)

WE HEREBY ESTABLISH THIS IRREVOCABLE STANDBY LETTER OF CREDIT NO.                                          (THIS “LETTER OF CREDIT”) FOR AN AGGREGATE AMOUNT NOT TO EXCEED THE AMOUNT INDICATED ABOVE (THE “STATED AMOUNT”), EXPIRING AT OUR COUNTERS WITH OUR CLOSE OF BUSINESS ON                                          (THE “SCHEDULED TERMINATION DATE”).
ADDITIONAL TERMS AND CONDITIONS OF THIS LETTER OF CREDIT ARE SET FORTH IN ANNEX I HERETO AND SUCH TERMS AND CONDITIONS ARE HEREBY INCORPORATED INTO THIS LETTER OF CREDIT. THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT THE CONSENT OF THE BENEFICIARY.
THIS LETTER OF CREDIT IS AVAILABLE WITH [                                        ], AGAINST PRESENTATION OF YOUR DRAW CERTIFICATE IN THE FORM ATTACHED HERETO AS ANNEX II WITH BLANKS APPROPRIATELY FILLED IN.
ANY AMOUNT DRAWN HEREUNDER MAY NOT EXCEED THE STATED AMOUNT OF THE LETTER OF CREDIT.
ALL CORRESPONDENCE AND ANY DRAWINGS HEREUNDER ARE TO BE DIRECTED TO:
[                                        ]
[                                        ]

[_____________ __ _________]
WE HEREBY AGREE WITH YOU THAT DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT WILL BE DULY HONORED.
PAYMENT UNDER THIS LETTER OF CREDIT SHALL BE MADE IN IMMEDIATELY AVAILABLE FUNDS BY WIRE TRANSFER TO SUCH ACCOUNT AS MAY BE SPECIFIED BY THE BENEFICIARY.
THIS IRREVOCABLE STANDBY LETTER OF CREDIT IS ISSUED SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590 (ISP98) AND AS TO MATTERS NOT ADDRESSED BY THE ISP98 THIS LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
THE NUMBER AND THE DATE OF OUR CREDIT AND THE NAME OF OUR BANK MUST BE QUOTED ON ALL DRAFTS REQUIRED.

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ANNEX I
to Irrevocable Standby Letter of Credit No. [______________]
issued by [______________]
Additional Terms and Conditions of the Letter of Credit
The Letter of Credit is issued in connection with the transactions provided for in that certain Agreement and Plan of Merger, dated as of August 16, 2005 (the “Merger Agreement”), by and among North American Senior Care, Inc. (“Parent”), NASC Acquisition Corp. (“Merger Sub”), and Beverly Enterprises, Inc. (the “Company”). Unless otherwise noted, capitalized terms used herein but not otherwise defined herein are used as defined in, or as referred to in, the Merger Agreement.
The Letter of Credit shall automatically expire upon the first to occur of (i) the receipt of the Merger Consideration by the Exchange Agent or, if later, the Effective Time, or (ii) the receipt by [                                        ] of a written notice from the Company that (i) the Merger Agreement was terminated pursuant to any provision other than 8.1(b)(ii), 8.1(c)(i), 8.1(c)(iii) or 8.1(d)(iii) thereof.

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ANNEX II
to Irrevocable Standby Letter of Credit No. [______________]
issued by [_____________]

To:	[ ]
[ ]
[ ]
[ , ]

	Re:	Irrevocable Standby Letter of Credit No. [ ]
Drawing Certificate
Ladies and Gentlemen:
     We refer to your Irrevocable Standby Letter of Credit No. [                    ], dated [                          ], 200[_] (the “Letter of Credit”). Terms defined or defined by reference in the Letter of Credit have the same meanings when used herein. The undersigned individual, a duly authorized officer of Beverly Enterprises, Inc. (the “Beneficiary”), hereby certifies on behalf of the Beneficiary as follows with respect to the Letter of Credit:
1.	The Beneficiary is the beneficiary under the Letter of Credit.
2.	Attached as Exhibit I hereto is a copy of an officer’s certificate of the Company, executed by the Chief Executive Officer, certifying that (x) Parent has failed to extend, or arrange for the extension of, the term of the Letter of Credit or provide, or arrange for the provision of, a substitute letter of credit in accordance with Section 6.18 of the Merger Agreement or (y) that the Business Interruption Fee is payable pursuant to Section 8.5 of the Merger Agreement.
3.	We hereby make demand for payment under the Letter of Credit in the amount of U.S. $[ ], which demand is evidenced hereby. The amount demanded hereunder is equal to the amount of the Business Interruption Fee less the Initial BIF Deposit (plus any interest earned by the Company thereon), as set forth in the Merger Agreement.
4.	We hereby direct you to make payment of the amount demanded by wire transfer to account no. at .
     IN WITNESS WHEREOF, this Certificate has been executed this ___day of                     ,           .

Beverly Enterprises, Inc.
By:

Name:
Title:

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